UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-115562

PROSPECTUS

June 2, 2004

BULLDOG TECHNOLOGIES INC.
A NEVADA CORPORATION

SHARES OF COMMON STOCK OF BULLDOG TECHNOLOGIES INC.
_________________________________

The prospectus relates to the resale by certain selling stockholders of Bulldog Technologies Inc. of up to 5,224,320 shares of our common stock in connection with the resale of:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004;

- up to 1,664,709 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004;

- up to 520,000 shares of our common stock issued in a private placement on November 7, 2003;

- up to 520,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on November 7, 2003; and

- up to 300,000 shares of our common stock issued on November 10, 2003 in connection with our acquisition of Bulldog Technologies Inc. (Nevada).

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We will pay for the expenses of this offering.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "BLLD". On May 10, 2004, the closing bid price of our common stock was $2.16.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 9 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 2, 2004.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	4
RISK FACTORS	6
RISKS RELATED TO THIS OFFERING	6
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.	6
Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.	6
Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.	6
NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.	7
RISKS RELATED TO OUR BUSINESS	7
We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.	7
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.	8
If we issue additional shares in the future this may result in dilution to our existing stockholders.	8
There is a high risk of business failure due to the fact that we have not commenced commercial operations.	8
We have a history of losses and negative cash flows, which is likely to continue unless our products gain sufficient market acceptance to generate a commercially viable level of sales.	8
Unless we can establish significant sales of our current products, our potential revenues may be significantly reduced.	9
Substantially all our assets and a majority of our directors and officers will be located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.	9
We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.	9
We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.	9
Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.	10
If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.	10
FORWARD-LOOKING STATEMENTS	10
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	11
THE OFFERING	11
USE OF PROCEEDS	11
3
PRIVATE PLACEMENTS	11
ACQUISITION OF BULLDOG TECHNOLOGIES (BC) INC. AND BULLDOG TECHNOLOGIES INC. (NEVADA)	13
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	15
LEGAL PROCEEDINGS	17
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
DESCRIPTION OF COMMON STOCK	21
DESCRIPTION OF PREFERRED STOCK	21
PENNY STOCK RULES	21
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	22
INTEREST OF NAMED EXPERTS AND COUNSEL	23
EXPERTS	23
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	23
DESCRIPTION OF PROPERTY	24
DESCRIPTION OF BUSINESS	25
REPORTS TO SECURITY HOLDERS	29
PLAN OF OPERATION	30
PLAN OF OPERATION - CASH REQUIREMENTS	31
NEW ACCOUNTING PRONOUNCEMENTS	34
APPLICATION OF CRITICAL ACCOUNTING POLICIES	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	35
DIVIDEND POLICY	36
EXECUTIVE COMPENSATION	36
COMPENSATION OF DIRECTORS	37
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS	37
FINANCIAL STATEMENTS	38
WHERE YOU CAN FIND MORE INFORMATION	88

As used in this prospectus, the terms "we", "us" and "our" mean Bulldog Technologies Inc., formerly Northward Ventures, Inc. The term "Bulldog BC" refers to Bulldog Technologies (BC) Inc., a British Columbia, Canada corporation, and the term "Bulldog Nevada" refers to Bulldog Technologies Inc., a Nevada corporation.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our company is in the business of the development, manufacture and sale of the Bulldog Online Security System, which is commonly referred to as "BOSS", designed to prevent cargo theft from containers, tractor-trailers and cargo vans. We developed a compact, portable and electronic security device that attaches to the locking-rod of trailers and containers while in transit or storage. We have developed a security system for use on trucks that communicates with a pager which is carried by the driver. This system is known as the Road BOSS. The driver is alerted at attempts to access the cargo. The Road BOSS interfaces with satellite truck tracking systems. The business has also developed a security system for security of storage yard containers that alerts dispatch personnel of theft. This system is known as the Yard BOSS. We are considered to be in the development stage for accounting purposes, as we have not yet realized any commercial sales of any of our products.

Our principal executive offices are located at #128, 11180 Coppersmith Place, Richmond, Canada, V7A 5G8, until July 1, 2004, at which time we will move to our new premises at Riverside Place, Suite 301, 11120 Horseshoe Way, Richmond, Canada, V7A 5H7. Our telephone number is 604.271.8656. We maintain a website at www.bulldog-tech.com. Information contained on our website does not form part of this prospectus.

We have one subsidiary, Bulldog Technologies Inc., a British Columbia corporation incorporated on September 23, 1998. We acquired our subsidiary on November 10, 2003.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of Bulldog Technologies Inc. of up to 5,224,320 shares of our common stock in connection with the resale of:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004;

- up to 1,664,709 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004;

- up to 520,000 shares of our common stock issued in a private placement on November 7, 2003;

- up to 520,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on November 7, 2003; and

- up to 300,000 shares of our common stock issued on November 10, 2003 in connection with the acquisition of Bulldog Technologies (Nevada).

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 23,258,011 shares of our common stock issued and outstanding as at May 1, 2004.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. However, we will receive proceeds of $4,959,224 assuming the exercise of all of the related share purchase warrants. Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose.

We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our interim consolidated financial statements for the quarter ended February 29, 2004, the audited pre-acquisition financial statements of Bulldog Technologies (BC) Inc. (formerly Bulldog Technologies Inc.) (a private British Columbia corporation) for the year ended August 31, 2003, and the audited pre-acquisition financial statements of Bulldog Technologies Inc. (a private Nevada corporation) for the year ended August 31, 2003, including the notes to those financial statements which are included elsewhere in this prospectus. The summarized consolidated financial data should also be read in conjunction with the section entitled "Plan of Operation" beginning on page 33 of this prospectus. As a result of our acquisition of our subsidiary on November 10, 2003 via a reverse acquisition, our financial statements are presented as a continuation of Bulldog Technologies (BC) Inc. and Bulldog Technologies Inc. operations. Accordingly, financial information relating to periods prior to the share exchange is that of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada).

	For the six months ended February 29, 2004(1) (Unaudited)	For the year ended August 31, 2003(2)	For the year ended August 31, 2003(3)
Revenue	Nil	Nil	Nil
Net Loss for the Period	$2,101,455	$155,797	$157,043
Loss Per Share - basic and diluted	$0.13	$0.22	$0.02
	As at February 29, 2004(1) (Unaudited)	As at August 31, 2003(2)	As at August 31, 2003(3)
Working Capital (Deficit)	($23,085)	($121,281)	($155,193)
Total Assets	$115,038	$84,882	$1,122,264
Liabilities	$108,533	$1,314,592	$155,260
Total Number of Issued Shares of Common Stock	21,038,400	710,000	8,322,500
Accumulated Deficit	($3,694,852)	($1,304,988)	($288,409)
Total Stockholders' Equity (Capital Deficit)	$6,505	($1,229,710)	$967,004

(1) Represents the results of operations and financial position of Bulldog Technologies Inc. (formerly Northward Ventures Ltd.).

(2) Represents the results of operations and financial position of Bulldog Technologies (BC) Inc. (formerly Bulldog Technologies Inc.) (a British Columbia corporation). Included in liabilities is $1,122,197 due to Bulldog Technologies (Nevada) which, subsequent to the share exchange transaction in November 2003 is eliminated upon consolidation.

Bulldog Technologies (BC) Inc. also had loans payable of $113,142 outstanding at August 31, 2003. These loans were settled during the six-month period ended February 29, 2004.

(3) Represents the results of operations and financial position of Bulldog Technologies Inc. (a Nevada corporation). Included in total assets is $1,122,197 due from Bulldog BC which, subsequent to the share exchange transaction in November 2003 is eliminated upon consolidation.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 23,258,011 shares of common stock issued and outstanding as of May 1, 2004. When this registration statement is declared effective, the selling stockholders may be reselling up to 5,224,320 shares of our common stock, 3,039,611 of which are included in the number of our issued and outstanding common shares as of May 1, 2004, shown above. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock.

To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the National Association of Securities Dealers. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

Trading of our stock may be restricted by the SEC's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the NASD (National Association of Securities Dealers Inc.) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations. Our business operations may fail if our actual cash requirements exceed our estimates, and we are not able to obtain further financing.

Our company has had negative cash flows from operations as we have not yet commenced the sale of our products. To date, we have incurred significant expenses in product development and administration in order to ready our products for market. Our business plan calls for additional significant expenses necessary to bring the Bulldog Online Security Systems (our primary product line described below) to market. We have estimated that we will require approximately $4.69 million to carry out our business plan during the period ending April 30, 2005. On April 13, 2004, we completed a private placement for net proceeds of $4,677,075 which we believe will be sufficient to satisfy our cash requirements during this period. However, there is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event that:

- we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;

- we incur delays and additional expenses as a result of technology failure;

- we are unable to create a substantial market for our services; or

- we incur any significant unanticipated expenses.

We may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Even if financing is available it may not be available on terms that are favourable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If the stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.

If we issue additional shares in the future this may result in dilution to our existing stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our board of directors has the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

There is a high risk of business failure due to the fact that we have not commenced commercial operations.

Although we are in the initial stages of production of the Bulldog Online Security Systems, there is no assurance that we will be able to successfully develop sales of our systems. Thus we have no way of evaluating whether we will be able to operate the business successfully, and there is no assurance that we will be able to achieve profitable operations.

Potential investors should be aware of the difficulties normally encountered in developing and commercializing new industrial products and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the commercialization process that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to development, manufacture and financing of the Bulldog Online Security Systems products. If we are unsuccessful in addressing these risks, our business will most likely fail.

We have a history of losses and negative cash flows, which is likely to continue unless our products gain sufficient market acceptance to generate a commercially viable level of sales.

Since inception through February 29, 2004, we have incurred aggregate net losses of $3,694,852 (including a net loss for the six months ended February 29, 2004 of $2,101,455), and we had a working capital deficiency of $23,085 as at February 29, 2004. For the fiscal year ended August 31, 2003, Bulldog Technologies (Nevada) had a net loss from operations of $157,043 and Bulldog Technologies (BC) Inc. had a net loss from operations of $155,797. We also incurred losses from operations for each of the years ended August 31, 2002 and 2001. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as market acceptance of our products, the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, and the level of competition and general economic conditions.

Although we anticipate that we will be able to start generating revenues during the next 12 months, we also expect an increase in development and operating costs. Consequently, we expect to incur operating losses and net cash outflow unless and until our existing products, and/or any new products that we may develop, gain market acceptance sufficient to generate a commercially viable and sustainable level of sales.

In their reports on the annual consolidated financial statements of Bulldog Technologies (Nevada) for the year ended August 31, 2003 and the financial statements of Bulldog Technologies (BC) Inc. for the year ended August 31, 2003, our former independent auditors included explanatory paragraphs regarding concerns about our ability to continue as a going concern. This was due to the uncertainty of our ability at the time to meet our current operating and capital expenses. As a result of the completion of the private placement in April 2004, we believe we now have sufficient funds to satisfy our estimated cash requirements for the period ending April 30, 2005. However, there is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow.

Unless we can establish significant sales of our current products, our potential revenues may be significantly reduced.

We expect that a substantial portion, if not all, of our future revenue will be derived from the sale of our security products. We expect that these product offerings and their extensions and derivatives will account for a majority, if not all, of our revenue for the foreseeable future. The successful introduction and broad market acceptance of our security products - as well as the development, introduction and market acceptance of any future enhancements - are, therefore, critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings, or any new product offerings, applications or enhancements. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would significantly harm our business.

Substantially all our assets and a majority of our directors and officers will be located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against our directors or officers.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Although management is not aware of similar products which would compete directly with Bulldog Online Security Systems, it is anticipated that larger, better-financed companies will develop products similar or superior to the Bulldog Online Security Systems. Such competition will potentially affect our chances of achieving profitability, and ultimately adversely affect our ability to continue as a going concern.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our online security system. Other than filing a patent in the United States and registering the domain name www.bulldog-tech.com, we have not taken any action to protect our proprietary technology and proprietary computer software. If any of our competitors copies or otherwise gains access to our proprietary technology or software or develops similar technologies independently, we would not be able to compete as effectively.

We also consider our trademarks invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. We are planning to register the trademarks "Bulldog," "Road BOSS" and "Yard BOSS" in Canada and in the United States. These and any other measures that we may take to protect our intellectual property rights, which presently are based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorised use.

Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our website or other of our technologies.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our products may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favourably received.

If we fail to effectively manage our growth our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization of our products, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 9 to 13, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus relates to the resale by certain selling stockholders of Bulldog Technologies Inc. of up to 5,224,320 shares of our common stock in connection with the resale of:

- up to 2,219,611 shares of our common stock issued in a private placement on April 13, 2004;

- up to 1,664,709 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on April 13, 2004;

- up to 520,000 shares of our common stock issued in a private placement on November 7, 2003;

- up to 520,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on November 7, 2003; and

- up to 300,000 shares of our common stock issued on November 10, 2003 in connection with the acquisition of Bulldog Technologies Inc. (Nevada).

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder. We will pay for the costs of this offering.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds of $4,959,224 upon exercise of all of the share purchase warrants (assuming all share purchase warrants are exercised at their current respective exercise prices prior to expiry). Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

PRIVATE PLACEMENTS

April 2004 Private Placement

On April 13, 2004, we sold to nine accredited investors an aggregate of 2,219,611 shares of our common stock, Series A share purchase warrants to acquire an additional 554,903 shares of our common stock and Series B share purchase warrants to acquire an additional 1,109,806 shares of our common stock for gross proceeds of $4,994,125.

The Series A share purchase warrants have an exercise price of $3.50 per share and expire on April 13, 2009. The Series B share purchase warrants have an exercise price of $2.25 per share and expire on the earlier of June 13, 2005 or eight months from the date this registration statement is declared effective.

In connection with this private placement, we paid a placement fee of six percent (6%) of the aggregate gross proceeds of the private placement plus any monies we receive from the exercise of the Series A and Series B warrants. We also paid $10,000 to the investor's attorney to reimburse the investors for their legal costs.

In the Securities Purchase Agreement with the each of the investors, we agreed to file this registration statement on or before May 13, 2004. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by July 12 or in the event of a full review of this registration statement by the Securities and Exchange Commission, by August 11, 2004. We will be required to keep the registration statement effective for a period of two (2) years from date it becomes effective.

In the event that:

- we fail to file this registration statement by May 13, 2004;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission;

- prior to the date when this registration statement is first declared effective by the Securities and Exchange Commission, we fail to file a pre-effective amendment and otherwise respond in writing to comments made by the Securities and Exchange Commission within 20 calendar days after the receipt of comments by or notice that such amendment is required in order for this registration statement to be declared effective;

- we fail to have this registration statement declared effective by July 12 or August 11, 2004, as applicable; or

- this prospectus is unavailable for more than 15 consecutive days or more than 30 days during any 12 month period;

(each of these is deemed to be a registration default) then we will pay liquidated damages to each of the investors equal to 1.5% of the aggregate purchase price paid by each holder. If we fail to pay any partial liquidated damages in full within seven days after the date payable, we will pay interest thereon at a rate of 10% per annum to each investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

November 7, 2003 Private Placement

On November 7, 2003, we issued 520,000 units to one investor, at a price of $1.00 per unit, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $1.00 per share for a period of two years from November 7, 2003.

Pursuant to an Investor Rights Agreement dated November 7, 2003 with the purchaser of the 520,000 units, we agreed, upon demand of the investor, to register the resale of the shares and the shares issuable upon exercise of the share purchase warrants by filing an appropriate registration statement with the Securities and Exchange Commission. The investor was entitled to demand that we prepare and file the registration statement at any time after 120 days from the date of closing of the private placement until the one year anniversary of closing. We have agreed to keep the registration statement effective until such time as all the shares and the shares issuable upon exercise of the share purchase warrants may be sold pursuant to Rule 144 of the Securities Act of 1933. We also agreed to undertake to file the registration statement with the Securities and Exchange Commission within thirty days of receiving the demand from the investor. In the event that the registration statement is not filed within

30 days of receiving the demand from the investor, then we will pay a penalty of 10% of the private placement proceeds, or $52,000, to the investor for each month in which the registration statement is not filed, calculated pro rata on a daily basis. On May 4, 2004, the investor formally demanded that we file this registration statement. We have agreed to use our best efforts to ensure the registration statement is declared effective within 120 days of filing with the Securities and Exchange Commission.

ACQUISITION OF BULLDOG TECHNOLOGIES (BC) INC. AND
BULLDOG TECHNOLOGIES INC. (NEVADA)

On November 10, 2003, we issued an aggregate of 9,791,500 shares of our common stock to the shareholders of Bulldog Technologies (BC) Inc. (formerly Bulldog Technologies Inc., a private British Columbia company) and Bulldog Technologies Inc. (a private Nevada corporation) in exchange for the common shares of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) on a one-for-one basis.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 5,224,320 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of May 1, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.
Name of Selling Stockholder and Position, Office or Material Relationship with Bulldog Technologies	Common Shares owned by the Selling Stockholder (2)	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Alexandra Global Master Fund Ltd. (3)	1,555,556	1,166,667	2,722,223	Nil	0%
Otape Investments LLC (4)	44,444	33,333	77,777	Nil	0%
AS Capital Partners, LLC.(5)	88,889	66,666	155,555	Nil	0%
SRG Capital, LLC. (6)	155,000	116,250	271,250	Nil	0%
Spectra Capital Management LLC. (7)	177,778	133,334	311,112	Nil	0%
Basso Equity Opportunity Holding Fund Ltd. (8)	44,505	33,379	77,884	Nil	0%
Basso Multi-Strategy Holding Fund Ltd. (9)	58,995	44,247	103,242	Nil	0%
14
Truk Opportunity Fund, LLC (10)	50,000	37,500	87,500	Nil	0%
F. Berdon Co. LP (11)	44,444	33,333	77,777	Nil	0%
Antares Investments Ltd.(12)	520,000	520,000	1,040,000	Nil	0%
John Cockburn (13) Director, President, Secretary, Treasurer and 5% Shareholder	5,010,000	N/A	300,000	4,710,000	20.25%

(1) Assumes all of the shares of common stock offered are sold. Based on 23,258,011 common shares issued and outstanding on May 1, 2004.

(2) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder. For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point have been disregarded.

(3) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 1,166,667 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 388,889 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 777,778 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(4) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 33,333 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 11,111 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 22,222 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(5) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 66,666 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 22,222 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 44,444 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(6) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 116,250 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 38,750 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 77,500 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(7) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 133,334 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 44,445 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 88,889 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(8) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 33,379 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 11,126 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 22,253 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(9) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 44,247 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 14,749 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 29,498 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(10) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 37,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 12,500 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 25,000 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(11) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 33,333 shares of common stock potentially issuable upon exercise of the share purchase warrants. With respect to 11,111 of the share purchase warrants, each share purchase warrant is exercisable until April 13, 2009, at an exercise price of $3.50 per share. With respect to 22,222 of the share purchase warrants, each share purchase warrant is exercisable until the earlier of June 13, 2005 or eight months from the date that the registration statement relating to this prospectus is declared effective, at an exercise price of $2.25 per share.

(12) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 520,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until November 7, 2005, at an exercise price of $1.00 per share. Graham Douglas exercises dispositive and voting powers with respect to shares of common stock that Antares Investment Ltd. owns and that it will acquire upon exercise of the share purchase warrants, if exercised.

(13) The number of shares of common stock listed as beneficially owned by John Cockburn includes 3,000,000 shares of our common stock held by Rosedene Investments Limited and 200,000 shares of our common stock held by John Cockburn Family Trust, all of which are beneficially owned by Mr. Cockburn. This amount also includes 145,000 shares owned by Jan Roscovich, Mr. Cockburn's wife.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

Other than as set forth below, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest. The outcome of open unresolved legal proceedings is presently indeterminable. Any settlement resulting from resolution of these contingencies will be accounted for in the period of settlement. We do not believe the potential outcome from these legal proceedings will significantly impact our financial position, operations or cash flows.

On June 21, 2001, Reliability Engineering Associates Limited commenced a lawsuit in the Supreme Court of British Columbia (Vancouver Registry No. S013516) against Bulldog Technologies (BC) Inc. claiming CDN$85,600 (for a design fee of CDN$80,000 plus GST), $12,198 (on account of delay costs), general damages, special damages, court ordered interest and costs for services performed pursuant to a written agreement dated for reference October 30, 2000. On October 17, 2001, Bulldog Technologies (BC) Inc. filed a Statement of Defence and Counterclaim. Bulldog Technologies (BC) Inc.'s defence alleges that the services were not performed or were performed negligently or inadequately and as a result no monies are owing to Reliability. We believe that there is no substantive merit to the claims made by Reliability and we intend to vigorously defend the action. Bulldog Technologies (BC) Inc.'s counterclaim alleges that since Reliability did not provide the services contracted for, it should return 200,000 shares that Bulldog Technologies (BC) Inc. issued to Reliability in advance towards payment. Accordingly, Bulldog Technologies (BC) Inc. is seeking an order that Reliability return 200,000 shares of Bulldog Technologies (BC) Inc.'s common stock or, alternatively, that the shares be cancelled; in the alternative, damages for breach of contract; costs and court ordered interest.

On May 5, 2003, Ronald G. Cranfield commenced a lawsuit in the Supreme Court of British Columbia (Vancouver Registry No. S032402) against Bulldog Technologies (BC) Inc. and John Cockburn claiming damages of CDN$61,669 for a loan that he made to Bulldog Technologies (BC) Inc. Mr. Cranfield claims that John Cockburn personally guaranteed the loans. Mr. Cranfield and Bulldog Technologies (BC) Inc. have settled this claim for the amount of CDN$59,000 which was fully paid on December 15, 2003. On December 29, 2003 a Consent Order was filed in the Supreme Court of British Columbia dismissing the proceedings without costs to either party.

In early May 2004, Ronald G. Cranfield put our company on notice that he is contemplating measures to enforce an oral agreement that he claims he has entered into with our company. Mr. Cranfield is seeking the issuance to him 19,500 shares of our company's common stock, as well as distribution rights of our company's products in Japan and Korea. To date, we have not been served with a formal demand in writing.

On February 4, 2004, SNJ Capital Ltd. commenced a lawsuit against our company, our subsidiary and John Cockburn. SNJ Capital is claiming that, pursuant to a contract that it entered into with our company, our subsidiary and John Cockburn on August 1, 2001, that it is entitled to a $5,800 finders fee on certain monies raised by our company and 979,150 shares of our common stock in connection with the recent merger between Northward Ventures Inc. and Bulldog Technologies Inc. Negotiations for a settlement are ongoing.

On April 15, 2004, Alexander Potter, a former employee of our company, commenced a lawsuit against us in the Supreme Court of British Columbia (Vancouver Registry No. S042131). Mr. Potter is claiming, among other things, that we owe him the approximate amount of $112,000, based on month's salary ($4,000) and the market price, as at the date of filing of the lawsuit, of 25,000 shares of our common stock that he claims he is owed. We have caused an appearance to be entered in these proceedings, and are prepared to defend this action which we believe is without merit.

On April 28, 2004, we commenced a lawsuit in the Supreme Court of British Columbia (Vancouver Registry No. S042363) against Reidar Ostensen and Stargate Industries Ltd. claiming, among other things, damages, aggravated damages, punitive damages, court ordered interest and costs for breach of an agreement made in or about February 2000, conversion of property and defamation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
John Cockburn	President, Chief Executive Officer, Treasurer, Secretary and Director	62	November 7, 2003
James McMillan	Director	36	November 17, 2003
Boo Jock Chong	Director	60	November 17, 2003
Matthew Swee Kong Yoon	Chief Financial Officer	47	May 1, 2004
Robin Heetor Wald	Chief Technical Officer	28	September 1, 2003

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

John Cockburn, President, Chief Executive Officer, Treasurer, Secretary and Director

On November 7, 2003, John Cockburn was appointed as a director and officer of our company, assuming the positions of president, treasurer and secretary. Prior to becoming a director of our company, Mr. Cockburn was the President, CEO and director of Bulldog Technologies (Nevada) since January, 2000 and Bulldog Technologies (BC) Inc. since September, 1998. Mr. Cockburn has held a variety of positions over the past forty years, primarily in the engineering and security fields. His experience includes management, estimating, design, sales and marketing and installations. Since his immigration to Canada in 1975, Mr. Cockburn has been involved in the design of lighting systems, hydro systems and closed circuit television (CCTV) systems, and various types of custom security systems. From May, 1976 to September, 1982, he held the position of General Manager at Northern Pacific Security Systems, Nor Pac Electric and Nor Pac Lighting in Vancouver, Canada. Mr. Cockburn went on to develop and operate London Alarms Ltd., installing high quality security systems for seven years from October, 1982 to September 1990. With a diploma in electrical engineering, Mr. Cockburn designed and built the original Container Security System, the predecessor of the BOSS Online Security Systems.

James McMillan, Director

James McMillan joined our company on November 17, 2003. Mr. McMillan is the Director of Sales and Marketing for the Land Mobile Group within EMS Technologies' SATCOM Division based in Ottawa. He has more than 10 years of international sales, marketing and technical experience. Mr. McMillan joined EMS in December 2000, with responsibility for leading the market rollout of the new PDT-100 Satellite Packet Data Terminal. He increased Land Mobile sales and expanded the marketing strategy. Under his leadership, the

SATCOM division began a market rollout for the PDT-100, including introducing the product into new lucrative market segments, such as law enforcement, search and rescue and remote monitoring. Immediately prior to joining EMS, Mr. McMillan served for 11 years as Vice President, Sales and Marketing, North America, years at Rema Tip Top North America, a subsidiary of the German company Stahlgruber, Otto Gruber GmbH & co. While at Rema, Mr. McMillan gained extensive experience in the transportation market. Mr. McMillan graduated from the University of Concordia with a Bachelor of Commerce in Marketing.

Boo Jock Chong, Director

Boo Jock Chong joined our company on November 17, 2003. Mr. Chong founded Canadian Medical Legacy Corp. (formerly, Continental Home Health Care Ltd.) in 1990, and served as its CEO until 1997 and as a director until 2002. He was a director of Vibrotech Industries Inc., a private engineering firm, from 1999 to 2003. From 2002 until May 2004, Mr. Chong also served as a director of Palcan Fuel Cells Ltd., whose common shares are listed on the TSX Venture Exchange. Mr. Chong is also an active member of several bilateral business associations - notably, the Malaysia Canada Business Council (of which he is the past president). Mr. Chong holds a Bachelor of Science degree from London University in 1969 and a Master of Science degree in Oceanography and Marine Biology from Southampton University, England in 1970.

Matthew Swee Kong Yoon, Chief Financial Officer

Matthew Yoon was appointed as our Chief Financial Officer effective May 1, 2004, replacing Mr. Cockburn in that capacity. He is a Fellow of the Association of Chartered Certified Accountants (U.K.), and holds a certificate in advanced management studies from Brunel University, (U.K.). He has successfully completed his Certified General Accountants' course, and expects to receive membership in the Certified General Accountants Association of British Columbia and Canada towards the end of 2004. From 1983 to 1985 Mr. Yoon was employed as an auditor by KPMG in Singapore. He sought a transfer to KPMG in Malaysia where he worked from 1985 to 1990 as auditor and financial consultant. In 1990, he joined Bumiputra Merchant Bank, a merchant bank owned by a major Malaysian bank. During his tenure there, he headed the corporate finance department that provided advisory services in the areas of initial public offerings, fund raising through private placements, rights issues, project advisory services and privatization. Mr. Yoon held the position of acting Chief Executive Officer of Bumiputra Merchant Bank in 2000. Following the merger of Bumiputra Merchant Bank with another Malaysian merchant bank to form Alliance Merchant Bank in 2000, Mr. Yoon was appointed co-Head of the enlarged corporate finance department of the merged bank and served in that capacity from 2001 to 2002. In 2003, Mr. Yoon has acted as a consultant to a fuel cell company, and worked as a cost accountant for a manufacturing company in North Vancouver, British Columbia.

Robin Heetor Wald

Heetor Wald joined Bulldog Technologies (BC) Inc. as our Chief Technical Officer effective September 1, 2003. Mr. Wald has worked in executive engineering management, software testing and design, and radio frequency system implementation for the past 8 years. Mr. Wald holds a Bachelor of Science Degree (Electrical Engineering Technologies) from DeVry Institute of Technology, Phoenix, Arizona, and a Master of Business Administration degree from the University of San Diego, California. Mr. Wald worked for Qualcomm Inc. in San Diego from 1996 to 2003, in the following capacities: Senior Engineer (Software Quality Assurance) and Senior Business Development Engineer (Wireless Infrastructure). His experience includes work with wireless voice and data systems, both terrestrial and satellite based.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 1, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
John Cockburn 6440 Nanika Crescent Richmond, BC V7C 2W5	5,010,000 (2)	21.54%
James McMillan 120 Kerryhill Crescent RR#1 Dunrobin, ON K0A 1T0	62,500(3)	*%
Boo Jock Chong 5521 Parker Street Burnaby, BC V5B 1Z9	52,500(4)	*%
Matthew Yoon 101E-3081 Glen Drive, Coquitlam, BC, V3B 2P8	Nil	N/A
Heetor Wald 5769 - 184A Street Surrey, BC V3S 7T1	25,000	*%
Alexandra Global Master Fund Ltd. 767 Third Avenue 39th Floor New York, NY 10017	2,722,223 (5)	11.15%
Directors and Officers (as a group)	5,150,000(6)	22.06%

* represents less than 1%.

(1) Based on 23,258,011 shares outstanding as of May 1, 2004 and, as to a specific person, shares issuable pursuant to the exercise of share purchase warrants exercisable within 60 days.

(2) Includes 3,000,000 shares of our common stock held by Rosedene Investments Limited and 200,000 shares of our common stock held by John Cockburn Family Trust, all of which are beneficially owned by John Cockburn. It also includes 145,000 shares owned by Jan Roscovich, Mr. Cockburn's wife.

(3) Includes 50,000 shares of our common stock issuable pursuant to a Director Services Agreement dated November 17, 2003 between our company and Mr. McMillan, whereby we have agreed to issue an aggregate of 150,000 shares of our common stock to Mr. McMillan for his services as a director of our company. The agreement provides that 12,500 shares shall vest at the end of each month. To date, only 12,500 shares have been issued pursuant to the agreement.

(4) Includes 42,000 shares of our common stock issuable pursuant to a Director Services Agreement dated November 17, 2003 between our company and Mr. Chong, whereby we have agreed to issue an aggregate of 125,000 shares of our common stock to Mr. Chong for his services as a director of our company, which shares are to be issued as follows: 10,500 shares shall vest at the end of each month for the first eleven months and 9,500 shares at the end of month twelve. To date, only 10,500 shares have been issued pursuant to the agreement.

(5) Includes warrants to purchase an aggregate of up to 388,889 shares of our common stock at an exercise price of $3.50 per share and up to 777,778 shares of our common stock at an exercise price of $2.25 per share, exercisable within 60 days.

(6) Includes a total of 92,000 shares of our common stock issuable to Mr. McMillan and Mr. Chong for their services as directors of our company, as disclosed in notes (3) and (4) above.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As at May 1, 2004 we had 23,258,011 common shares issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

DESCRIPTION OF PREFERRED STOCK

We are also authorized to issue 10,000,000 preferred shares with a par value of $0.001 per share, none of which are issued. Under our bylaws we may issue one or more classes or series of shares, or both, and any class or series of shares, including our preferred shares, may have full, limited, or no voting rights, and may also have such other preferences, rights, privileges and restrictions as are stated or authorized in our Articles of Incorporation. All shares of any one class must have the same voting, conversion, redemption, and other rights, preferences, privileges, and restrictions, unless the class is divided into series. If a class of shares is divided into series, all the shares of any one series must have the same voting, conversion, redemption, and other rights, preferences, privileges, and restrictions.

Presently, our Articles of Incorporation do not designate any series of preferred shares, and attach no specific preferences, rights, privileges or restrictions to our preferred shares as a class.

PENNY STOCK RULES

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than

$5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

In September, 2003, we appointed Amisano Hanson as our independent accountants to audit the financial statements of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) for the fiscal years ended August 31, 2003 and 2002 for inclusion in the 8-K current report. Concurrently, our board of directors approved the change of accountants of the continuing company to Amisano Hanson effective on November 17, 2003. We therefore dismissed Morgan & Company, the previous auditors of Northward Ventures (the public company), effective on that date.

During our recent fiscal years ended August 31, 2003 and 2002, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report prepared by Morgan & Company on the financial statements of Northward Ventures for either of the fiscal years ended August 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles, except for an explanatory paragraph that the financial statements had been prepared assuming that Northward Ventures would continue as a going concern, but since it had incurred a net loss of $61,128 since inception, had not attained profitable operations and was dependent upon obtaining adequate financing to fulfil its exploration activities, there was substantial doubt about the company's ability to continue as a going concern.

In April, 2004, we engaged new auditors as our independent accountants to audit our financial statements. Our board of directors approved the change of accountants to BDO Dunwoody LLP on April 8, 2004. We therefore dismissed Amisano Hanson, our previous auditors, effective on that date.

From the date of Amisano Hanson's appointment through the date of Amisano Hanson's dismissal on April 1, 2004, and the appointment of BDO Dunwoody LLP on April 8, 2004, there were no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The reports on the financial statements of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) prepared by Amisano Hanson for either of the fiscal years ended August 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles, except for explanatory paragraphs that the respective financial statements had been prepared assuming that the company would continue as a going concern, and that since the company was in the development stage, had no established source of revenue and was dependent on its ability to raise capital from other sources to sustain operations, there was substantial doubt about the company's ability to continue as a going concern.

BDO Dunwoody LLP was not consulted on any matter relating to accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements prior to being engaged on April 8, 2004. BDO Dunwoody LLP did not provide any written or oral advice that was an important factor considered by us in reaching any decision as to the accounting, auditing or financial reporting issues.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Bulldog Technologies (BC) Inc. included in this registration statement have been audited by Amisano Hanson, chartered accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Bulldog Technologies (Nevada) included in this registration statement have been audited by Amisano Hanson, chartered accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our principal executive offices are currently located at Suite 128 - 11180 Coppersmith Place, Richmond, British Columbia, Canada. Effective July 1, 2004, we will be moving to our new premises at Riverside Place, Suite 301, 11120 Horseshoe Way, Richmond, British Columbia, Canada. Our new premises will occupy 10,346 square feet, which we believe will be adequate for our current operations; we do not anticipate that we will require any additional premises in the foreseeable future.

The new lease will be for a five year term. The basic annual rent under the lease during the first three years will be CDN$113,806 (approximately $81,940), payable in equal monthly installments; the first six months of the first year will be free of basic rent. The basic annual rent under the new lease will increase to CDN$124,152 (approximately $89,389) for each of the last two years of the lease term, payable in equal monthly installments. The landlord will also be entitled to an additional annual rent, payable in monthly installments, representing our proportionate share of the property's operating expenses, such as property taxes, common area costs, parking lot maintenance, and administrative expenses. The additional annual rent during the first year is estimated at CDN$7 per square foot (approximately $5 per square foot), subject to a rebate of approximately 40%.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

We were incorporated under the laws of the State of Nevada on June 18, 2002. Until we entered into the acquisition with Bulldog Technologies (BC) Inc. and the merger with Bulldog Technologies (Nevada), our focus was on the exploration of a mineral claim known as the North Manchester Property, located in the Sudbury Mining Division, Province of Ontario, Canada. We hold an option to acquire a 70% interest in the North Manchester Property mineral claim and is exercisable by us if we meet certain minimum required exploration expenditure requirements. The North Manchester Property is subject to a 1% net smelter return royalty, in favour of Klondike Bay Minerals, the optionor. To date, we have not undertaken any exploration activity on the North Manchester Property. We do not intend on expending any more funds on this property and will accordingly let the option lapse.

Acquisition of Bulldog Technologies (BC) Inc. and Merger with Bulldog Technologies (Nevada)

On October 28, 2003, we entered into the following agreements:

  Agreement and Plan of Merger among Northward Ventures, Inc., Bulldog Technologies (Nevada), Bulldog Acquisition Corp. and John Cockburn; and

  Share Purchase Agreement among Northward Ventures, Inc., Bulldog Technologies (BC) Inc. (then known as Bulldog Technologies Inc.), John Cockburn and certain minority shareholders of Bulldog Technologies (BC) Inc.

Bulldog Technologies (BC) Inc. was incorporated under the laws of the Province of British Columbia on September 23, 1998. Bulldog Technologies (Nevada) was incorporated under the laws of the State of Nevada on January 18, 2000. At the time we acquired Bulldog Technologies (BC) Inc., it carried on the business of developing and commercializing security systems for the cargo transportation industry. Bulldog Technologies (Nevada) was incorporated primarily to facilitate the financing of Bulldog Technologies (BC) Inc., and its primary asset consisted of an inter-corporate loan to Bulldog Technologies (BC) Inc. that was outstanding in the amount of $1,122,197 as at August 31, 2003. Mr. John Cockburn was the sole officer, director and the principal shareholder of each of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada). Other than the loan from Bulldog Technologies (Nevada) to Bulldog Technologies (BC) Inc., there was no direct legal relationship between the two companies.

Bulldog Acquisition Corp. was incorporated under the laws of the State of Nevada on October 24, 2003. Bulldog Acquisition was a wholly owned subsidiary of our company and was incorporated for the purposes of completing the merger with Bulldog Technologies (Nevada).

Pre-Acquisition Stock Split and Cancellation of Shares

As a condition to the closing of the acquisition and the merger, on November 7, 2003, we completed a 4.34 for 1 split of our common stock, effected by a dividend of 3.34 shares of our common stock to our shareholders of record on October 29, 2003 for each currently issued and outstanding share of held.

Also as a condition to the closing of the acquisition and the merger, Michael Waggett and Suzette Lewis, then our Chief Executive Officer and Corporate Secretary, respectively, agreed to surrender for cancellation, without consideration, 2,000,000 (pre-split) shares of our common stock owned by them.

As a result of the stock split and the cancellation, we had 9,591,400 shares issued and outstanding immediately prior to the completion of the acquisition and the merger.

Merger with Bulldog Technologies (Nevada)

The merger of Bulldog Technologies (Nevada) and Bulldog Acquisition Corp. was completed effective as of November 10, 2003. As a result of the merger, we acquired all of the 9,081,500 issued and outstanding shares in Bulldog Nevada in exchange for agreeing to issue 9,081,500 shares of our common stock to the stockholders of

Bulldog Nevada. The stockholders of Bulldog Nevada were entitled to receive one share of our common stock for each share of Bulldog Nevada. After the merger closed on November 10, 2003, Bulldog Nevada became our wholly-owned subsidiary.

Merger with Bulldog Acquisition

On November 7, 2003, we entered into an Agreement and Plan of Merger with our wholly owned subsidiary, Bulldog Acquisition, whereby we merged Bulldog Acquisition Corp. with and into our company. As part of this merger, we changed our name from "Northward Ventures, Inc." to "Bulldog Technologies Inc." to reflect our newly acquired business.

Acquisition of Bulldog Technologies (BC) Inc.

On November 10, 2003, we also completed the acquisition of 695,800, or 98%, of the shares of Bulldog Technologies (BC) Inc. in exchange for issuing 695,800 shares of our common stock. The stockholders of Bulldog BC were entitled to receive one share of our common stock for each share of Bulldog BC. After the acquisition closed on November 10, 2003, Bulldog Technologies (BC) Inc. became our subsidiary. We recently acquired the balance of the shares of Bulldog Technologies (BC) Inc. using the squeeze-out provisions of the British Columbia Company Act (now repealed and replaced by the British Columbia Business Corporations Act).

Recapitalization

The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) controlled approximately 51% of our common stock immediately upon conclusion of the transaction (including the private placement completed in connection with this transaction) and the continuing business is that of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada). Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada).

Accordingly, the historical financial statements and financial information presented in this registration statement prior to the share exchange are those of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada).

Business of Bulldog Technologies (BC) Inc.

Bulldog Technologies (BC) Inc.'s business is the development, manufacture and sale of the Bulldog Online Security System, which we refer to as "BOSS", designed to prevent cargo theft from containers, tractor-trailers and cargo vans. Bulldog Technologies (BC) Inc. developed a compact, portable and electronic security device that attaches to the locking-rod of trailers and containers while in transit or storage. Bulldog Technologies (BC) Inc. has developed a BOSS for use on trucks that communicates with a pager which is carried by the driver. This system is known as the Road BOSS. The driver is alerted at attempts to access the cargo. The Road BOSS interfaces with satellite truck tracking systems. The business has also developed a BOSS for security of storage yard containers that alerts dispatch personnel of theft. This system is known as the Yard BOSS.

We are considered to be in the development stage for accounting purposes, as we have not yet realized any commercial sales of any of our products.

To date, Bulldog Technologies (BC) Inc. has developed three different BOSS product lines, which provide the company with the ability to tailor a yard or road based security system to the exact needs of the individual customer.

- RB-210 Yard BOSS - This is a portable external unit for containers/tractor trailers which provides yard security personnel the ability to monitor the movement and door seal of parked trailers or containers. The Yard BOSS provides a visible theft deterrent, uses motion sensors to prevent the movement of the trailer, and locking rod contacts to monitor the opening of the trailer doors.

- RB-200 Road BOSS - This is a portable external double-attachment unit that secures a container/tractor trailer while in transit. This system is configured for use with a satellite asset management system or stand-alone pager. The RB-200 provides a visible theft deterrent and uses contact sensors on the locking rods to monitor the opening of the trailer doors.

- RB-300 Road BOSS Internal - This is an internal unit utilizing magnetic contact sensors for securing roll-up and sliding doors. This system can be configured for use with either the Road BOSS satellite tracking system, stand-alone pager, or Yard BOSS secure lot systems. The RB-300 provides the ability to monitor multiple doors, and allows for monitoring without alerting would-be thieves to its presence.

Technology

The Road BOSS is a rugged, compact, portable security system that attaches to the locking-rods of cargo containers, protecting cargo while "on the road." The Road BOSS relays a signal via satellite to dispatch using the existing fleet management equipment installed inside most trucks. These security updates and alarms are available to operators and dispatch at any location with Internet access. The Road BOSS product interfaces with existing GPS (global positioning systems) based fleet management systems, to provide trailer seal integrity, and vehicle security when the trailer is in transit or away from a secure yard. The Road BOSS allows dispatch, operators and customs agents to monitor trailer status and load security from anywhere in North America.

The Road BOSS transmits to its receiver using high bandwidth spread spectrum signals originally designed for military operation and security applications. It utilizes motion, vibration, contact, and magnetic sensors, and power efficient transmitters and receivers contained in rugged plastic-alloy housings, to create a low maintenance, relatively indestructible, user-friendly security product.

The Yard BOSS product is a complementary system that allows for securing loads and monitoring seal integrity when the trailer is being stored in an equipped yard. The Yard BOSS utilizes security polling, contact sensors, and motion sensors to alert yard security personnel to any tampering. The Yard BOSS integrates with a monitored alarm system and also activates a rooftop siren.

The Road BOSS and Yard BOSS form a complementary pair of products allowing operators and dispatchers of all sizes to secure their valuable cargo from the time it is loaded into a container, until it is delivered to its final destination.

Intellectual Property

Bulldog Technologies (BC) Inc. has filed a patent in the United States to protect its proprietary technology and has registered the domain name www.bulldog-tech.com.

We rely on trade secrets to protect our intellectual property. We do not have any registered trademarks, or copyrights. We execute confidentiality and non-disclosure agreements with our employees and limit access to and distribution of our proprietary information. We do not have and do not intend to apply for patents on our products. Management believes that the patent application process in many countries in which we intend to sell products would be time-consuming and expensive and any patent protection may be out of date by the time the patent is granted.

The departure of any of our management or significant technical personnel, the breach of their confidentiality and non-disclosure obligations, or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations. We believe our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. We do not have non-compete agreements with our employees who are employed on an "at-will" basis. Therefore, employees may and have left us to go to work for a competitor. While we believe that we have adequately protected our proprietary technology, and we will take all appropriate and reasonable legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

Production and Assembly

All manufacturing of Bulldog Technologies (BC) Inc.'s products will be sub-contracted. The transmitter receiver boards are procured in the United States and shipped to Bulldog Technologies (BC) Inc.'s local manufacturer in British Columbia. Alican Mould & Plastics of Richmond, British Columbia manufactures the housing units and ships them to a local manufacturing plant for the assembly of proprietary circuit boards, battery pack, final testing and packaging. The completed units are sent to us for inventory or shipped directly to the customer.

We intend to seek contracts with security companies throughout North America to install the Yard BOSS System. The security companies that we intend to target will gather information for the yard in which an installation is to be done, and install the Yard BOSS System once the contract is in place. The installation will include the antenna, siren, charging and storage racks and base station.

After Sales Service

Defective products will be shipped back to the factory where a determination will be made as to whether the repair is covered under warranty or on a cost plus basis. The product is repaired and shipped to the dealer or customer directly. Our management is planning to establish additional security depots to address after sales warranty service and to provide repair service for the units. Our management intends to produce a service manual and send the manuals to service depots to ensure that personnel are fully capable at servicing the products.

Warranty

We currently offer a one-year limited warranty from the date of shipment to cover defects in materials or workmanship of our products. Warranty service will be provided from our head office during the initial stages of our development.

Employees

As of May 1, 2004, we employed 11 people, 2 of who are engaged in marketing and sales, 4 in research, development and support, and 5 in management and administration. We are not subject to any collective bargaining agreements and we consider relations with our employees to be excellent.

Research and Development

We spent the following amounts on engineering, research and development activities during the fiscal years ending August 31, 2003 and 2002:

2003 - $16,588
2002 - $14,589

Our cumulative engineering, research and development expenses for the period from the date of inception of Bulldog Technologies (BC) Inc. on September 23, 1998 to August 31, 2003 were $302,491.

These expenses were incurred in the development of our BOSS Online Security Systems. We expect that our annual research and development expenses will continue to increase as we complete work on other products that are currently in development.

Strategic Relationships

On February 18, 2004, we announced a Distribution Agreement with EMS Technologies, Inc., pursuant to which we will resell the EMS Packet Data Terminal (PDT-100) stand-alone pager as part of an end-to-end total cargo security, tracking and messaging application. Our Road BOSS model is a portable external attachment unit, designed to secure a container/tractor trailer while in transit. This product is configured for use with the PDT-100 or stand-alone pager. The EMS PDT-100 operates over the a satellite network which offers coverage over North and Central America, extending down to northern South America. The EMS PDT-100 offers near real-time communication capability, which allows operators of trucks to facilitate two-way messaging between dispatchers and drivers, thereby providing the dispatchers with the ability to manage a fleet of trucks. EMS Technologies is a provider of technology solutions to the wireless and satellite markets, focusing on mobile information users, and increasingly on broadband applications. EMS Technologies is headquartered in Atlanta, employs approximately 1,700 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.

On March 3, 2004, we entered into a Distribution Agreement with Nettel Incorporated, a telecommunications distributor located in Guayaquil, Ecuador, with interests throughout Latin America. Under the distribution agreement, Nettel has the right to distribute our BOSS security products in Ecuador. Nettel operates an Inmarsat F Satellite Terminal in Ecuador, which serves the communications needs of several major international companies, the Ecuador military and the Port Authority of Guayaquil.

On March 22, 2004, we announced a Distribution Agreement with Eurocomm Paging Inc. of El Paso, Texas, which carries on business as "Eurocomm de Mexico". Under the terms of this agreement Eurocomm will have exclusive distribution rights for our Bulldog Road BOSS and Yard BOSS Systems in El Paso, Texas, and the State of Chihuahua, Mexico. Eurocomm, a provider of two way radio, satellite, cellular and pager based security products, has recently entered the vehicle tracking and transportation industry with the launch of its terrestrial based vehicle tracking network and asset management software.

On March 29, 2004, we announced that Royal & Sunalliance, an insurance underwriter, has agreed to offer the following incentives to land based transportation companies that use our company's BOSS security products in Mexico: (a) a 20% discount in their annual insurance premiums associated with theft; and (b) a reduction in the deductible associated with theft claims from the standard deductible of 30% of the value of the shipment to 15% of the value of the shipment.

On April 13, 2004, we announced that Energy Control Systems, a company engaged in the development and implementation of petroleum related management and control technology, had awarded us a development contract for a security system to prevent the theft and tampering with petroleum products while being transported in medium and heavy duty trucks. The security system, still in the development stage, is being designed specifically for petroleum tanker trucks, and is anticipated to be marketed as the Bulldog Road BOSS 400, (RB-400). It is expected that the RB-400 will integrate with our sensor monitoring security platform and software. Under the agreement, we will own all intellectual and other property rights for the newly developed product. We have also entered into a three year Distribution Agreement with Energy Control Systems for distribution rights of the RB-400 in Saudi Arabia, United Arab Emirates, Oman, Kuwait, Qatar, Lebanon, Egypt and Jordan. We will retain exclusive marketing rights in all other markets.

On May 12, 2004, we announced a strategic relationship with the Ecuadorian branch of ACE Seguros S.A., which provides insurance and re-insurance services for the cargo transportation industry throughout Latin America. Due to security concerns surrounding cargo transportation in Ecuador, ACE Seguros has indicated that it will offer to its clients a premium discount of 20% and a deductible discount of 15% for cargo secured with our company's Bulldog Yard BOSS System. In conjunction with these discounts, ACE Seguros is working towards implementing a mandatory Bulldog program for its client-shippers with extensive theft problems. If implemented, it is anticipated that this program would require such clients of ACE Seguro to use a Bulldog Security System in order to continue their coverage. To this end, on May 5, 2004, ACE Seguro advised that it was implementing a 30-day pilot project to test the functionality of our company's Yard BOSS System.

REPORTS TO SECURITY HOLDERS

We are a reporting company under the Exchange Act. We file an annual report on Form 10-KSB and quarterly statements on Form 10-QSB with the Securities and Exchange Commission. We must also file other reports, such as Form 8-K, as applicable. In addition, we submit a proxy statement for our annual stockholders meeting (and, if applicable, any special meetings).

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the

Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

PLAN OF OPERATION

The following discussion should be read in conjunction with the audited financial statements and the related notes of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) for the years ended August 31, 2003 and 2002 as well as our unaudited consolidated financial statements for the six months ended February 29, 2004 which appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 9 of this registration statement.

Our consolidated unaudited interim financial statements and the pre-acquisition audited annual financial statements of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We were incorporated under the laws of the State of Nevada on June 18, 2002. Until we entered into the acquisition with Bulldog Technologies (BC) Inc. and the merger with Bulldog Technologies (Nevada), our focus was on the exploration of a mineral claim known as the North Manchester Property, located in the Sudbury Mining Division, Province of Ontario, Canada. We hold an option to acquire a 70% interest in the North Manchester Property mineral claim and is exercisable by us if we meet certain minimum required exploration expenditure requirements. The North Manchester Property is subject to a 1% net smelter return royalty, in favour of Klondike Bay Minerals, the optionor. To date, we have not undertaken any exploration activity on the North Manchester Property. We do not intend on expending any more funds on this property and will accordingly let the option lapse.

On November 10, 2003, we completed the acquisition of 695,800, or 98%, of the shares of Bulldog Technologies (BC) Inc. in exchange for issuing 695,800 shares of our common stock. The stockholders of Bulldog Technologies (BC) Inc. were entitled to receive one share of our common stock for each share of Bulldog Technologies (BC) Inc. After the acquisition closed on November 10, 2003, Bulldog Technologies (BC) Inc. became our subsidiary. We recently acquired the balance of the shares of Bulldog Technologies (BC) Inc. using the squeeze-out provisions of the British Columbia Company Act (now repealed and replaced by the British Columbia Business Corporations Act).

The merger of Bulldog Technologies (Nevada) and Bulldog Acquisition Corp. was completed effective as of November 10, 2003. As a result of the merger, we acquired 9,081,500 issued and outstanding shares in Bulldog Technologies (Nevada) in exchange for agreeing to issue 9,081,500 shares of our common stock to the stockholders of Bulldog Technologies (Nevada). The stockholders of Bulldog Technologies (Nevada) were entitled to receive one share of our common stock for each share of Bulldog Technologies (Nevada). After the merger closed on November 10, 2003, Bulldog Technologies (Nevada) became our wholly-owned subsidiary. After completion of this merger, we merged Bulldog Acquisition Corp. with our company. As part of this merger, we changed our name from "Northward Ventures, Inc." to "Bulldog Technologies Inc." to reflect our newly acquired business.

Bulldog Technologies (BC) Inc.'s business is the development, manufacture and sale of the Bulldog Online Security System, which is commonly referred to as "BOSS", designed to prevent cargo theft from containers, tractor-trailers and cargo vans. Bulldog Technologies (BC) Inc. developed a compact, portable and electronic security device that attaches to the locking-rod of trailers and containers while in transit or storage. Bulldog Technologies (BC) Inc. has developed a BOSS for use on trucks that communicates with a pager which is carried by the driver. This system is known as the Road BOSS. The driver is alerted at attempts to access the cargo. The Road BOSS interfaces with satellite truck tracking systems. The business has also developed a BOSS for security of storage yard containers that alerts dispatch personnel of theft. This system is known as the Yard BOSS.

We are still in our infancy as a viable commercial entity, and consequently our focus has been on the identification of market needs, the development of products and services to meet these needs, and the branding of our company and our services. We anticipate that the expected growth in revenues will assist us in attracting additional financing to allow us to add the needed resources in order to further support the growth of our operations. Despite our expectations, there are no assurances that an increase in our revenues can be achieved, or that we will be able to attract additional financing on acceptable terms, if at all. Should we be unable to achieve the anticipated revenue growth or to attract additional financing on acceptable terms, our ongoing business and future success may be adversely affected.

General - Explanation of Comparative Periods

As discussed above, we acquired Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) effective on November 10, 2003. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) controlled approximately 51% of our common stock immediately upon conclusion of the transaction (including the private placement completed in connection with this transaction) and the continuing business is that of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada). Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada).

Accordingly, the historical financial statements and financial information presented in this registration statement prior to the share exchange are those of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada).

The audited financial statements of Northward Ventures (which was inactive and involved in a different business) for the fiscal periods ended August 31, 2003 and 2002 were included on our annual report on Form 10-KSB, filed with the Securities and Exchange Commission on October 24, 2003. Prior to the share exchange with Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada), Northward (the inactive public company) was not operating, had minimal assets and liabilities and had earned no revenue from its inception through 2003 and during that period incurred only $61,128 of cumulative expenses, primarily pertaining to mineral exploration activity. Due to the fact that the successor business is that of Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada) and the public company was inactive, separate financial statements of the inactive, public company have been excluded from this registration statement.

PLAN OF OPERATION - CASH REQUIREMENTS

We anticipate that we will require $4.67 million during the twelve-month period ending April 30, 2005 to secure initial product orders, build market channels, support customer trials, complete independent market and product evaluations, recruit additional senior management, conduct continued research and development on our new products, launch a marketing program, ramp up our manufacturing capabilities, and as working capital.

On April 13, 2004, we completed the private placement of 2,219,611 shares of our common stock and share purchase warrants to purchase up to 1,664,708 shares of our common stock for aggregate gross proceeds of $4,994,125. With respect to 554,902 of the share purchase warrants, they are exercisable at $3.50 per share for a period of five years and with respect to 1,109,806 warrants they are exercisable at $2.25 per share until the earlier of June 13, 2005 or eight months from the date this registration statement is declared effective. As part of this private placement, we agreed to pay a finder's fee of 6% on the gross proceeds plus any monies we receive from the exercise of the warrants.

We may also receive cash if we begin generating revenues prior to April 30, 2005.

Marketing

We plan to promote our products primarily through industry trade shows targeting the trucking, container transportation, insurance satellite, railcar and military business. We also plan to develop company and product awareness by contacting all major trucking, security and insurance associations with press releases and product information. We anticipate that we will expend approximately $350,000 in the next twelve months on sales and marketing activities including the salaries for employees and consultants involved in sales and marketing.

Research and Development

We are planning to continue our research and development on the following new products:

- Vehicle, boat and airplane security. This unit is designed to protect transportation vehicles by attaching to the entrance door or window and transmitting to a pager.

- Container unit with a scanner. This unit is designed to scan bar codes on containers as they enter holding yards which will provide inventory control.

- Container unit with camera. The unit is similar to Yard BOSS but with the addition of a digital camera that will monitor an individual tampering with the container.

- Mobile home unit. The unit has a built in passive infrared detector and works in conjunction with a pager.

- Internal global positioning unit. The unit would be incorporated into all of our current and future products and would allow tracking of any trucks or containers.

We anticipate expending approximately $600,000 in the next twelve months on research and development activities, which would include the purchase of lab equipment to conduct these activities and the production of future prototypes.

Manufacturing

We are in the process of producing a mould which will be used to manufacture the plastic housing for our products. We are also planning on producing inventory in anticipation of the sales we expect to generate. We expect to spend $400,000 in the next twelve months on ramping up the manufacturing process.

Employees

In addition to our existing staff, we are planning on hiring an additional inside sales person and administrative staff. We expect that we will expend $400,000 in salaries during the twelve months ended April 30, 2005, not including salaries for those employees and consultants involved in marketing, manufacturing, and research and development.

General and Administrative Expenses

We expect to spend $500,000 in the next twelve months on general and administrative expenses including legal and auditing fees, rent, office equipment and other administrative related expenses.

Future Operations

Presently, we have not generated any revenues. We have incurred operating losses since inception. As noted above, the management of our company projects that we may require an additional $4.69 million to fund our ongoing operating expenses, working capital requirements for the period ending April 30, 2005. These estimates do not include any potential capital requirements that may be needed should we identify any products or business acquisitions that may add value to our current product and service offerings.

As at February 29, 2004, we had a working capital deficiency of $23,085. In their reports on the financial statements of Bulldog Technologies (Nevada) for the year ended August 31, 2003 and the financial statements of Bulldog Technologies (BC) Inc. for the year ended August 31, 2003, our former independent auditors included explanatory paragraphs regarding concerns about our ability to continue as a going concern. This was due to the uncertainty of our ability at the time to meet our current operating and capital expenses. As a result of the completion of the private placement in April 2004, we believe we now have sufficient funds to satisfy our estimated cash requirements for the period ending April 30, 2005. However, there is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow.

Substantial doubt still exists about our ability to continue as a going concern as the continuation of our business is dependent upon successful and sufficient market acceptance of our current product offerings and any new product offerings that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses and we have incurred operating losses since inception, which are likely to continue for the foreseeable future. Management projects that we will require $4.6 million to fund our ongoing operating expenses and working capital requirements during the period ending April 30, 2005, broken down as follows:

Estimated Expenditures Required During the Next Twelve Months
Operating expenses
Sales and Marketing	$350,000
General and Administrative	$900,000
Research and Development	$600,000
Capital Expenditures	$40,000
Manufacturing	$400,000
Working capital	$2,400,000
Total	$4,690,000

As a result of the completion of the private placement in April 2004, we believe we have sufficient funds to satisfy these estimated cash requirements. However, there is no assurance that actual cash requirements will not exceed our estimates, in which case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements.

We currently anticipate that revenues will commence and increase in the long-term as we increase our sales and marketing activities and introduce new products relating to tanker truck security and verification of cargo manifests. We have implemented significant cost reductions and expect to keep our operating costs to a minimum until cash is available through operating or financing activities. We anticipate that we will start generating revenues from the sale or lease of our Yard BOSS systems and our tanker truck security systems (currently in development) within the next twelve months, but, given our lack of operating history, we are not in a position to predict whether we will be able to generate sufficient revenues to meet our cash requirements beyond April 30, 2005.

We believe that broad market acceptance of our security products is critical to our future success and our ability to generate revenues. Unfortunately, there can be no assurance that we will be successful in marketing our current product offerings or any new product offerings. Failure to achieve broad market acceptance of our security products, as a result of competition, technological change, or otherwise, would significantly harm our business.

There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is need, we will be forced to scale down or perhaps even cease the operation of our business.

NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN No. 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." FIN No. 46 was effective for all variable interest entities ("VIEs") created or acquired after January 31, 2003. The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights and how to determine when and which business enterprises should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined ("SBIs"), are as follows: (a) For interests in special-purpose entities: periods ended after December 15, 2003; and (b) For all other VIEs: periods ending after December 15, 2004. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs.

The implementation of this new standard is not expected to have a material effect on our consolidated financial statements.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity's classification of the following freestanding instruments: (a) Mandatorily redeemable instruments ; (b) Financial instruments to repurchase an entity's own equity instruments; and (c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception, or (ii) something other than changes in its own equity instruments. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of this new standard did not have a material effect on our consolidated financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared on a going concern basis. We have accumulated a deficit of $3,694,852 from the inception of Bulldog Technologies (BC) Inc. to February 29,2004. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. We have historically satisfied our capital needs primarily by issuing equity securities, and at February 29, 2004 we had a working capital deficiency of $23,085. We did however complete a private placement in April 2004 which raised aggregate net proceeds of $4,677,075. If necessary, management plans to continue to provide for our capital needs by issuing equity securities. The accompanying financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

Research and development

All costs pertaining to research and development are charged to expense as incurred.

Stock Compensation

We have previously engaged in a number of transactions where we have used our common stock as consideration for services or in settlement of debt and payables. In such situations, the value attributable to the service or debt settlement is largely determined based on the quoted market price of our common stock around the respective agreement dates.

Interim reporting

The accompanying unaudited consolidated interim financial statements have been prepared by us in accordance with the rules and regulations of Regulation S-B as promulgated by the Securities and Exchange Commission. In the opinion of management, the accompanying unaudited consolidated interim financial statements contain all adjustments necessary (consisting of normal recurring accruals) to present fairly the financial information contained therein. The accompanying unaudited interim consolidated financial statements do not include all disclosures required by generally accepted accounting principles in the United States of America.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Bulldog Technologies (BC) Inc. paid John Cockburn and Jan Roscovich, the wife of John Cockburn, management fees and salaries in the aggregate amount of $91,455 and $57,530 respectively for the years ended August 31, 2003 and 2002.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In the United States, our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "BLLD." The following quotations obtained from Canada Stockwatch reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:
Quarter Ended(1)	High	Low
February 29, 2004	$2.32	$1.23
November 30, 2003(2)	$4.00	$0.15
August 31, 2003	$0.05	$0.05

(1) Our common shares were initially approved for quotation on the OTC Bulletin Board on July 28, 2003 under the symbol "NWRV".

(2) On November 17, 2003, our trading symbol changed to "BLLD" to reflect the change in our corporate name.

Our common shares are issued in registered form. Pacific Corporate Trust Company, 10th Floor 625 Howe Street, Vancouver, BC, Canada V6C 3B8 (Telephone: 604.689.9853; Facsimile: 604.689.8144 is the registrar and transfer agent for our common shares.

On May 1, 2004, the shareholders' list of our common shares showed 181 registered shareholders and 23,258,011 shares outstanding.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President and Chief Executive Officer during the last three complete fiscal years. No other officers or directors received annual compensation in excess of $100,000 during the last three complete fiscal years.
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
John Cockburn President, CEO, Secretary and Treasurer(2)	2003 2002 2001	$Nil $Nil $Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Michael Waggett President, CEO and Director (3)	2003 2002 2001	$Nil $Nil $Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1) The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) John Cockburn became our President, Secretary and Treasurer on November 7, 2003. Prior to this, Mr. Cockburn was paid a salary by Bulldog Technologies (BC) Inc. of $72,979, $38,921 and $49,463, respectively, for the years ended August 31, 2003, 2002 and 2001.

(3) Michael Waggett resigned effective November 7, 2003.

Stock Options and Stock Appreciation Rights

During the year ended August 31, 2003, we did not grant any stock options or stock appreciation rights to any of our directors or officers. There were no stock options exercised during the year ended August 31, 2003 and there were no stock options or stock appreciation rights outstanding on August 31, 2003. On February 25, 2004 we granted options to purchase an aggregate of 175,000 shares of our common stock to members of our advisory board in consideration of agreement to serve as members of the advisory board, at an exercise price of $0.50 per share.

COMPENSATION OF DIRECTORS

Except as noted below, we have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

We have entered into a Director Services Agreement dated November 17, 2003 with James McMillan whereby we agreed to issue an aggregate of 150,000 shares of our common stock to Mr. McMillan for his services as a director of our company. 12,500 shares will be issued at the end of each month. To date 12,500 shares have been issued to Mr. McMillan. Upon termination of the agreement Mr. McMillan shall be entitled to receive as his full and sole compensation in discharge of his obligations, all sums due and payable under the agreement to the date of termination.

We have entered into a Director Services Agreement dated November 17, 2003 with Boo Jock Chong whereby we agreed to issue an aggregate of 125,000 shares of our common stock to Mr. Chong for his services as a director of our company, which shares shall be issued as follows: 10,500 shares shall vest at the end of each month for the first eleven months and 9,500 shares at the end of month twelve. To date 10,500 shares have been issued to Mr. Chong. We also agreed to pay Mr. Chong a commission of 3% of any monies received for the sales of our products generated by Mr. Chong. Upon termination of the agreement Mr. Chong shall be entitled to receive as his full and sole compensation in discharge of his obligations, all sums due and payable under the agreement to the date of termination.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We employ John Cockburn pursuant to an employment agreement dated December 24, 2003 whereby Mr. Cockburn receives a salary, payable in monthly installments, of $6,000 commencing September 1, 2003. We also agreed to issue to Mr. Cockburn an aggregate of 1,100,000 shares of our common stock as follows: 500,000 shares of our common stock on October 1, 2003 (which were issued in January 2004) and 300,000 shares of our common stock on each of October 1, 2004 and October 1, 2005. To date we have issued 500,000 shares to Mr. Cockburn. Mr. Cockburn also receives a commission of 3% of any monies received by us from the sales of our products generated by Mr. Cockburn. Mr. Cockburn is entitled to terminate the employment agreement upon one month's written notice, plus an additional two weeks notice for each year of employment. Upon receipt of this notice we will pay Mr. Cockburn three months base salary (plus two weeks for each year of employment) Mr. Cockburn has completed with us. We are entitled to terminate the agreement at any time without cause upon three months' notice, or payment of three months' base salary in lieu of notice, plus an additional three months' notice for each year of employment Mr. Cockburn has completed with us.

We employ Samuel Raich pursuant to an employment agreement dated November 17, 2003 whereby Mr. Raich receives a monthly salary of $3,700. Mr. Raich also receives a commission of 5% of any monies received by us from the sales of our products generated by Mr. Raich. Mr. Raich is entitled to terminate the employment agreement upon one months' written notice, plus an additional two weeks notice for each year of employment. Upon receipt of this notice we may elect to pay Mr. Raich one month base salary (plus two weeks for each year of employment Mr. Raich has completed with us. We are entitled to terminate the agreement at any time without cause upon two months' notice, or payment of two months' base salary in lieu of notice, plus an additional two months' notice for each year of employment Mr. Raich has completed with us.

We are currently negotiating formal employment agreements with each of Heetor Wald and Matthew Yoon. They are currently employed under oral employment agreements, at a monthly salary of CDN$6,750 and CDN$5,000, respectively. It is anticipated that the formal employment agreements with Mr. Wald and Mr. Yoon will each provide for a minimum of 150,000 incentive stock options to be granted under our stock option plan, subject to the approval of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Stock Option Plan

On March 1, 2004, we adopted a stock option plan for the purpose of attracting and retaining the best personnel for our company and to provide additional incentives to our employees, officers and directors. We can grant options to acquire up to 5,000,000 shares of our common stock.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Bulldog Technologies Inc. (formerly Northward Ventures, Inc.) (the successor company), Bulldog Technologies, Inc. (British Columbia) and Bulldog Technologies Inc. (Nevada) are filed as part of this registration statement:

Audited and Unaudited Financial Statements

(a) Bulldog Technologies Inc. (formerly Northward Ventures, Inc.)

Consolidated Balance Sheets as at February 29, 2004 (unaudited) and August 31, 2003 (audited).

Unaudited Consolidated Statements of Operations for the three and six-month periods ended February 29, 2004 and February 28, 2003 and Cumulative from September 23, 1998 (Date of Inception) to February 29, 2004.

Unaudited Consolidated Statements of Comprehensive Loss for the three and six-month periods ended February 29, 2004 and February 28, 2003 and Cumulative from September 23, 1998 (Date of Inception) to February 29, 2004.

Unaudited Consolidated Statements of Cash Flows for the six-month periods ended February 29, 2004 and February 28, 2003 and Cumulative from September 23, 1998 (Date of Inception) to February 29, 2004.

Unaudited Consolidated Statements of Changes in Stockholders' Equity (Capital Deficit) for the period from September 23, 1998 (Date of Inception) to February 29, 2004.

Notes to the Consolidated Financial Statements.

(b) Bulldog Technologies Inc. (a Nevada corporation)

Independent Auditor's Report of Amisano Hanson, dated October 7, 2003

Balance Sheets as at August 31, 2003 and 2002

Statements of Operations for the years ended August 31, 2003, 2002 and 2001 and the cumulative period from January 18, 2000 (inception) to August 31, 2003

Statements of Cash Flows for the years ended August 31, 2003, 2002 and 2001 and the cumulative period from January 18, 2000 (inception) to August 31, 2003

Statement of Stockholders' Equity for the cumulative period from January 18, 2000 (inception) to August 31, 2003

Notes to the Financial Statements

(c) Bulldog Technologies, Inc. (a British Columbia, Canada corporation)

Independent Auditor's Report of Amisano Hanson, dated October 7, 2003

Balance Sheets as at August 31, 2003 and 2002

Statements of Operations for the years ended August 31, 2003, 2002 and 2001 and the cumulative period from September 23, 1998 (inception) to August 31, 2003

Statements of Cash Flows for the years ended August 31, 2003, 2002 and 2001 and the cumulative period from September 23, 1998 (inception) to August 31, 2003

Statement of Stockholders' Equity for the cumulative period from September 23, 1998 (inception) to August 31, 2003

Notes to the Financial Statements

(d) Unaudited Pro Forma Consolidated Financial Information

Bulldog Technologies Inc. (formerly Northward Ventures, Inc., a Nevada corporation)

Pro Forma Consolidated Statement of Operations for the six months ended February 29, 2004

Pro Forma Consolidated Statement of Operations for the year ended August 31, 2003

The audited financial statements of Northward Ventures (which was inactive and involved in a different business) for the fiscal periods ended August 31, 2003 and 2002 were included on our annual report on Form 10-KSB, filed with the Securities and Exchange Commission on October 24, 2003. Prior to the share exchange with Bulldog Technologies (BC) Inc. and Bulldog Technologies (Nevada), Northward (the inactive public company) was not operating, had minimal assets and liabilities and had earned no revenue from its inception in June 2002 through 2003 and during that period incurred only $61,128 of cumulative expenses, primarily pertaining to mineral exploration activity. Due to the fact that the predecessor business is that of Bulldog BC and Bulldog Nevada and the public company was inactive, separate financial statements of the inactive, public company have been excluded from this registration statement.

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

February 29, 2004 and August 31, 2003

(Unaudited - Amounts Stated in US Dollars)

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Amounts Stated in US Dollars)

	(Unaudited) February 29, 2004	August 31, 2003(a)

ASSETS
Current
Cash	$42,176	$24,720
Amounts receivable	17,850	1,854
Tax credits refundable	-	20,706
Inventory	22,938	22,110
Prepaid expenses	2,484	1,791

Total current assets	85,448	71,181

Property, plant and equipment, net of accumulated depreciation	29,590	13,768

Total Assets	$115,038	$84,949

LIABILITIES
Current
Accounts payable and accrued liabilities (Notes 4 and 6)	$108,533	$234,513
Loans payable (Note 5)	-	113,142

Total current liabilities	108,533	347,655

STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
Capital Stock (Note 6)
Preferred stock, par value $0.001 per share
10,000,000 authorized, none issued
Common stock, par value $0.001 per share
100,000,000 authorized
21,038,400 issued ( August 31, 2003: 9,032,500 issued)	21,038	9,033
Additional paid-in capital	4,311,037	1,421,521
Accumulated other comprehensive loss
- cumulative translation adjustment	(130,718)	(99,863)
Deficit accumulated during the development stage	(3,694,852)	(1,593,397)

	506,505	(262,706)

Deferred compensation cost (Note 4)	(500,000)	-

Total Stockholders' Equity (Capital Deficit)	6,505	(262,706)

Total Liabilities and Stockholders' Equity (Capital Deficit)	$115,038	$84,949

(a) Represents the combined financial positions of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Stated in US Dollars)

	Three Months Ended February 29, 2004	Three Months Ended February 28, 2003 (a)	Six Months Ended February 29, 2004	Six Months Ended February 28, 2003 (a)	Cumulative from September 23, 1998 (Date of Inception) to February 29, 2004

Expenses
General and administrative
Advertising and promotion	$3,269	$387	$7,452	$387	$95,386
Consulting fees	40,424	2,081	44,250	2,081	404,235
Depreciation	1,895	-	3,327	-	26,481
Office and general	25,036	8,044	43,598	10,329	212,923
Professional fees	9,760	-	92,163	-	236,632
Rent	5,841	11,657	12,347	13,135	102,301
Salaries and wages (Note 4)	668,971	9,548	726,697	14,938	1,169,086
Travel	2,478	52	9,599	2,105	34,018
Research and development	193,409	-	201,915	2,339	504,406

Loss from operations	(951,083)	(31,769)	(1,141,348)	(32517)	(2,785,468)

Other income (expenses)
Interest expense	(2,809)	(592)	(6,107)	-	(32,568)
Loss on settlement of accounts payable (Note 6)	(954,000)	-	(954,000)	-	(954,000)
Foreign exchange gain and other	-	-	-	-	77,184

Net loss for the period	$(1,907,892)	$(32,361)	$(2,101,455)	$(45,314)	$(3,694,852)

Basic and diluted loss per share	$(0.09)	$(0.00)	$(0.13)	$(0.01)

Weighted average shares outstanding	20,418,944	8,831,500	15,764,910	8,831,500

(a) Represents the combined results of operations of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited - Amounts Stated in US Dollars)

	Three Months Ended February 29, 2004	Three Months Ended February 28, 2003 (a)	Six Months Ended February 29, 2004	Six Months Ended February 28, 2003 (a)	Cumulative from September 23, 1998 (Date of Inception) to February 29, 2004

Net loss	$(1,907,892)	$(32,361)	$(2,101,455)	$(45,314)	$(3,694,852)

Foreign currency translation	(26,649)	(12,111)	(30,855)	(27,882)	(130,718)

Comprehensive loss	$(1,934,541)	$(44,472)	$(2,132,310)	$(73,196)	$(3,825,570)

(a) Represents the combined comprehensive loss of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - Stated in US Dollars)

	Six Months Ended February 29 2004	Six Months Ended February 28 2003 (a)	Cumulative from September 23, 1998 (Date of Inception) to February 29, 2004

Cash flows used in operating activities:
Net loss	$(2,101,455)	$(45,314)	$(3,694,852)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	3,327	-	26,481
Expenses paid by affiliated company	-	-	301,303
Issue of common stock for services during the period	559,500	-	635,429
Stock option compensation	29,225	-	29,225

Loss on settlement of accounts payable	954,000	-	954,000
(Increase) decrease in assets
Amounts receivable	(15,996)	(2,696)	(17,850)
Tax credits refundable	20,706	12,227	-
Inventory	(828)	1,689	(22,938)
Prepaid expenses	(693)	23,920	(2,484)
Increase (decrease) in accounts payable and
accrued liabilities	64,232	3,074	246,618

Net cash used in operating activities	(487,982)	(7,100)	(1,545,068)

Cash flows used in investing activity
Purchase of property, plant and equipment	(19,149)	(823)	(57,098)

Cash flows from financing activities
Loans payable	(60,212)	(3,156)	52,930
Issuance of common shares	607,000	10,000	1,710,309
Shares repurchased	(20,000)	-	(20,000)

Net cash provided by financing activities	526,788	6,844	1,743,239

Increase in cash	19,657	(1,079)	141,073
Effect of foreign exchange rate changes on cash	(2,201)	1,079	(98,897)

Net increase in cash	17,456	-	42,176
Cash, beginning of period	24,720	-	-

Cash, end of period	$42,176	$-	$42,176

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$2,945	$-	$15,961

Income taxes	$-	$-	$-

Non-cash Investing and Financing Activities
Issuance of shares in settlement of accounts payable	$271,000	$-
Issuance of shares in settlement of loans payable	$59,000	$-
Issuance of shares on recapitalization (Note 3)	$796	$-

a) Represents the combined cash flows of Bulldog Nevada and Bulldog BC (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
for the period from September 23, 1998 (Date of Inception) to February 29, 2004
(Unaudited - Amounts Stated in US Dollars)

		Common Stock (a)		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Deferred Compensation Cost	Total
		Shares	Par Value

On inception of Bulldog BC,
September 23, 1998		465,000	$465	$(138)	$-	$	$-	$327
Issuance of stock in Bulldog BC
for cash	- at $0.34	20,000	20	6,683	-	-	-	6,703
	- at $0.67	125,000	125	83,663	-	-	-	83,788
	- at $1.34	22,500	23	30,140	-	-	-	30,163
Issuance of stock in Bulldog BC
for services		8,000	8	16,079	-	-	-	16,087
Foreign exchange translation adjustment		-	-	-	(12)	-	-	(12)
Net loss		-	-	-	-	(114,968)	-	(114,968)

Balance, August 31, 1999 (Bulldog BC)		640,500	641	136,427	(12)	(114,968)	-	22,088
Issuance of stock in Bulldog BC
for cash	- at $0.68	25,000	25	16,965	-	-	-	16,990
	- at $1.02	8,000	8	8,147	-	-	-	8,155
	- at $1.36	2,500	2	3,398	-	-	-	3,400
Issuance of stock in Bulldog BC
for services		34,000	34	9,494	-	-	-	9,528
On inception of Bulldog Nevada
	- at $0.001	7,035,000	7,035	-	-	-	-	7,035
Issuance of stock in Bulldog Nevada
for cash	- at $1.00	613,727	614	613,113	-	-	-	613,727
Foreign exchange translation adjustment		-	-	-	289	-	-	289
Net loss		-	-	-	-	(531,252)	-	(531,252)

Balance, August 31, 2000 (combined)		8,358,727	8,359	787,544	277	(646,220)	-	149,960

.../Cont'd.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC. - Continued

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
for the period from September 23, 1998 (Date of Inception) to February 29, 2004
(Unaudited - Amounts Stated in US Dollars)

		Common Stock (a)		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Deferred Compensation Cost	Total
		Shares	Par Value

Balance, August 31, 2000
(combined, balance forward)		8,358,727	8,359	787,544	277	(646,220)	$-	149,960
Issuance of stock in Bulldog Nevada
for cash	- at $0.002	245,000	245	130	-	-	-	375
	- at $0.24	95,833	96	22,904	-	-	-	23,000
	- at $0.50	80,000	80	39,920	-	-	-	40,000
	- at $1.00	155,623	156	155,467	-	-	-	155,623
Issuance of stock in Bulldog Nevada
for services		304,830	305	230,125	-	-	-	230,430
Redeemed and cancelled for
Nil consideration		(861,000)	(861)	861	-	-	-	-
Shares issued as commission for
private placements		91,120	91	(91)	-	-	-	-
Foreign exchange translation
Adjustment		-	-	-	26,357	-	-	26,357
Net loss		-	-	-	-	(424,417)	-	(424,417)

Balance, August 31, 2001 (combined)		8,470,133	8,471	1,236,860	26,634	(1,070,637)	-	201,328

.../Cont'd.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC. - Continued

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
for the period from September 23, 1998 (Date of Inception) to February 29, 2004
(Unaudited - Amounts Stated in US Dollars)

		Common Stock (a)		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Deferred Compensation Cost	Total
		Shares	Par Value

Balance, August 31, 2001
(combined, balance forward)		8,470,133	8,471	1,236,860	26,634	(1,070,637)	-	201,328
Shares in Bulldog Nevada issued
as commission for private
placements		1,500	2	(2)	-	-	-	-
Issuance of stock in Bulldog
Nevada for cash	- at $0.24	104,167	104	24,896	-	-	-	25,000
	- at $0.50	87,200	87	43,513	-	-	-	43,600
Issuance of stock in Bulldog
Nevada for services:		168,500	168	68,832	-	-	-	69,000
Foreign exchange translation
adjustment		-	-	-	2,402	-	-	2,402
Net loss		-	-	-	-	(209,920)	-	(209,920)

Balance, August 31, 2002
(combined)		8,831,500	8,832	1,374,099	29,036	(1,280,557)	-	131,410
Issuance of stock in Bulldog
Nevada for cash	- at $0.25	183,000	183	45,567	-	-	-	45,750
Issuance of stock for services to
Bulldog Nevada		10,000	10	1,863	-	-	-	1,873
Shares of Bulldog Nevada issued
as commission for private
placements		8,000	8	(8)	-	-	-	-
Foreign exchange translation
adjustment		-	-	-	(128,899)	(128,899)	-	(128,899)
Net loss		-	-	-	-	(312,840)	-	(312,840)

Balance, August 31, 2003
(combined)		9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	-	(262,706)

.../Cont'd.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC. - Continued

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)
for the period from September 23, 1998 (Date of Inception) to February 29, 2004
(Unaudited - Stated in US Dollars)

		Common Stock (a)		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Deferred Compensation Cost	Total
		Shares	Par Value

Balance, August 31, 2003
(combined, carried forward)		9,032,500	9,033	1,421,521	(99,863)	(1,593,397)	-	(262,706)
Issuance of stock in Bulldog
Nevada for cash	- at $0.25	448,000	448	111,552	-	-	-	112,000
Issuance of stock of Bulldog
Nevada for services and debt
settlement		391,000	391	101,859	-	-	-	102,250
Redemption and cancellation of
shares in Bulldog Nevada
for cash	- at $0.25	(80,000)	(80)	(19,920)	-	-	-	(20,000)

		9,791,500	9,792	1,615,012
Adjustment to the stockholders'
equity of the Company at the
recapitalization date (Note 3)		9,591,400	9,591	(8,795)	-	-	-	796
Issuance of stock for cash on
private placement	- at $1.00	520,000	520	519,480	-	-	-	520,000
Issuance of stock on debt
settlement	- at $0.25	600,000	600	1,103,400	-	-	-	1,104,000
Issuance of stock for services	- at $1.50	35,500	35	53,215	-	-	-	53,250
Issuance of stock for services		500,000	500	999,500	-	-	(1,000,000)	-
Stock option compensation
(Note 2)		-	-	29,225	-	-	-	29,225
Amortization of deferred
compensation costs		-	-	-	-	-	500,000	500,000
Net loss		-	-	-	-	(2,101,455)	-	(2,101,455)
Foreign exchange translation
adjustment		-	-	-	(30,855)	-	-	(30,855)

Balance, February 29, 2004		21,038,400	$21,038	$4,311,037	$(130,718)	$(3,694,852)	$(500,000)	$6,505

(a) Prior to the recapitalization in November 2003, the stockholders' equity represents the combined shares and balances of Bulldog Nevada and Bulldog BC exchanged on a one for one basis on recapitalization (Note 3).

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

(formerly Northward Ventures, Inc.)

(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
February 29, 2004 and February 28, 2003
(Unaudited - Stated in US Dollars)

 Note 1 Nature of Business and Ability to Continue as a Going Concern

The Company was incorporated under the laws of the State of Nevada on June 18, 2002 as Northward Ventures, Inc. ("Northward") and was previously involved in mineral exploration activity. In November 2003, the Company acquired all the issued and outstanding shares of Bulldog Technologies (BC) Inc. ("Bulldog BC") and Bulldog Technologies Inc. ("Bulldog Nevada"). Bulldog BC was incorporated under the laws of British Columbia on September 23, 1998 and carries on the business of developing and commercializing security systems for the cargo transportation industry. Bulldog Nevada was incorporated in the State of Nevada on January 18, 2000 primarily to raise financing for Bulldog BC. Prior to the share exchange, Bulldog BC and Bulldog Nevada were under common control. On November 7, 2003, the Company changed its name to Bulldog Technologies Inc. and merged with Bulldog Nevada such that after closing the consolidated entity consists of Bulldog Technologies Inc. (formerly Northward Ventures, Inc.) and its subsidiary, Bulldog BC.

In accordance with provisions governing the accounting for reverse acquisitions (Note 3), the figures presented as at August 31, 2003 and for the three and six months ended February 28, 2003 are those of Bulldog BC and Bulldog Nevada, combined.

The Company is considered to be in the development stage and presents its financial statements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises".

These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at February 29, 2004, the Company has recognized no revenues and has accumulated operating losses of approximately $3.7 million since the inception of Bulldog BC. The continuation of the Company is dependent upon the successful completion of development and marketing of its security systems, the continuing support of creditors and stockholders as well as achieving a profitable level of operations. In April 2004, the Company completed a private placement whereby it raised gross proceeds of approximately $5 million to finance the current operating and capital requirements of the Company (Note 8). Amounts raised will be used to continue development of the Company's products, roll out the Company's products to market and for other working capital purposes. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Note 2 Significant Interim Financial Statement Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results could differ from those estimates.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Interim Financial Statements

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the audited financial statements of the Company for the periods ended August 31, 2003 and 2002 included in the Company's 10-KSB Annual Report as well as the audited financial statements of Bulldog Nevada and Bulldog BC which were included in the Company's 8-K/A Current Report filed in November 2003. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Stock Option Compensation

The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation" to account for stock options granted to non-employees using the fair value based method prescribed in SFAS 123. Stock option compensation for non-employees is re-measured quarterly until options vest.

The Company has elected to continue to measure compensation cost for employees under Accounting Principles Board ("APB") Opinion No. 25, including interpretations provided in Interpretation ("FIN") No. 44. Generally, under APB No. 25 compensation expense is recognized for options granted to employees and directors (for their services as directors) if the option price is less than the market price of the underlying common stock on the date of the grant.

Note 2 Significant Interim Financial Statement Accounting Policies

Stock Option Compensation - cont'd

The fair value of the options granted during the six-month period ended February 29, 2004 (to non-employees) was $1.67 per option estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 186%, risk-free rate of 3.07% and an expected life of 5 years. Such amount will be remeasured as the options vest and will be amortized on a straight-line basis over the vesting period of ten months.

On February 25, 2004, the Company granted 175,000 stock options to five persons who are members of the advisory board exercisable at $0.50 per option until expiry on February 25, 2009. At February 29, 2004, 17,500 stock options were exercisable. Amortized compensation expense recognized in the Statement of Operations in respect to these option grants totalled $29,225 calculated using the Black Scholes option pricing model for 175,000 options granted using the assumptions set out above.

At February 29, 2004, the stock options remain outstanding. There were no stock options granted or outstanding prior to this grant.

Note 3 Recapitalization

In November 2003, the Company closed an agreement with the stockholders of Bulldog BC and Bulldog Nevada (companies under common control) whereby the Company acquired the issued and outstanding shares of Bulldog BC and Bulldog Nevada on a one for one basis in exchange for 710,000 and 9,081,500 shares of the Company's common stock, respectively. At February 29, 2004, all of Bulldog Nevada's shares have been exchanged while 695,800 of Bulldog BC's common shares had been exchanged leaving 14,200 common shares of Bulldog BC still to be exchanged.

The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of Bulldog BC and Bulldog Nevada controlled approximately 51% of the Company's common stock immediately upon conclusion of the transaction and the continuing business is that of Bulldog BC and Bulldog Nevada. Under reverse acquisition accounting, the post-acquisition entity is accounted for as a recapitalization of Bulldog BC and Bulldog Nevada. The value assigned to common stock of the Company was $796.

In accordance with provisions governing the accounting for reverse acquisitions, the figures presented as at August 31, 2003 and for the three and six months ended February 28, 2003 are those of Bulldog BC and Bulldog Nevada, combined. The authorized and issued share capital of these companies at August 31, 2003 was as follows:

Note 3 Recapitalization - (cont'd)

Bulldog Nevada

Authorized:	20,000,000	common shares, $0.001 par value
Issued:	8,322,500	common shares

Bulldog BC

Authorized:	5,000,000	common shares, no par value
Issued:	710,000	common shares (*)

(*) The adjustment for the exchange of no par value common shares of Bulldog BC for $0.001 par value common shares of the Company on a one for one basis has been retroactively reflected in the pre-acquisition period for comparison purposes.

Immediately prior to the acquisition of Bulldog BC and Bulldog Nevada, the Company completed a 4.34 for 1 split of its common stock and concurrently two stockholders of the Company surrendered 6,680,000 common shares to the Company for cancellation. No consideration was paid on redemption of these shares.

Unaudited Pro-forma revenue, net loss and loss per share assuming the transaction had been completed on September 1, 2002 is as follows:

	Three Months Ended February 29 2004	Three Months Ended February 28 2003	Six Months Ended February 29 2004	Six Months Ended February 28 2003

Revenue	$-	$-	$-	$-
Net loss for the period	(1,907,892)	(37,485)	(2,116,531)	(56,033)
Loss per share	(0.09)	(0.00)	(0.11)	(0.00)

Note 4 Related Party Transactions

The Company was charged the following expenses by a director of the Company, by companies with common directors or by a spouse of a director of the Company:

	2004	2003
Commissions	$10,000	$-
Management fees	$-	$4,096
Director fees	$103,500	$-

Note 4 Related Party Transactions - (cont'd)

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties.

The Company has entered into agreements with two directors for services for a one-year term commencing November 17, 2003 whereby it will issue an aggregate of 275,000 shares of common stock vesting monthly. At February 29, 2004, accounts payable and accrued liabilities includes $69,000 (based on the quoted market value of the Company's common stock on the agreement date) due to directors of the Company in respect of unpaid director fees (August 31, 2003: $50,000 management fees).

On December 24, 2003, Bulldog BC entered into an employment contract for a three-year term with the Company's president. The terms of the agreement provided that commencing September 1, 2003, the president will receive a salary of $6,000 per month and additional compensation of 1,100,000 shares issuable as follows: 500,000 on signing the agreement and 300,000 shares on each of October 1, 2004 and October 1, 2005.

The Company issued the 500,000 non-forfeitable, fully vested shares of common stock on January 16, 2004. The common stock is restricted from trading. Compensation expense based upon the quoted market price of these common shares on the agreement date totals $1,000,000 which is being amortized rateably over the first year term of the contract. At February 29, 2004, $500,000 pertaining to stock compensation attributable to the remainder of the first employment year was deferred as a reduction of Stockholders' Equity to be amortized over the remaining period to September 30, 2004. Compensation costs pertaining to future share issuances under the employment agreement will be measured on the date they are earned. The Company is currently in the process of reviewing the terms of the employment contract with its president including restrictions as to the future resale of the common stock.

Note 5 Loans Payable

	February 29, 2004	August 31, 2003

i) Advances for private placement, secured by a general security agreement over the assets of the Company and a guarantee by a company with a common director. During the six months ended February 29, 2004 the shares associated with the advances were issued (Note 6).	$-	$25,000

ii) Loan payable on demand. The loan was unsecured, bearing interest at 12% per annum. During the six months ended February 29, 2004 the loan was settled through the issuance of 18,000 shares at a price of $0.25 per share, and the balance settled in cash.	-	24,536

iii) Loans payable on demand, unsecured and non-interest bearing. During the six months ended February 29, 2004 the loans were settled through the issuance of 100,000 shares at a price of $0.25 per share and the balance settled in cash.	-	63,606

	$-	$113,142

Note 6 Capital Stock

Capital stock transactions for the six months ended February 29, 2004 not disclosed elsewhere in these consolidated financial statements includes:

Prior to the Share Exchange with Bulldog Nevada and Bulldog BC

In October 2003, Bulldog Nevada issued 448,000 common shares at $0.25 per share for proceeds of $112,000 pursuant to a private placement.

During the three months ended November 30, 2003, Bulldog Nevada issued 25,000 non-forfeitable, fully vested common shares at $0.25 per share for services rendered totalling $6,250, 118,000 common shares on settlement of loans payable (Note 5) of $34,000 (including accrued interest) and issued 248,000 non-forfeitable, fully vested common shares to settle accounts payable of $62,000. Included in the settlement of accounts payable was the settlement of $50,000 of accounts payable due to the Company's president in exchange for 200,000 shares of common stock. The value of common shares issued was based on the estimated fair value (using the most recent private placement price received from third parties) of Bulldog Nevada's common shares on the respective agreement dates.

In November 2003, Bulldog Nevada repurchased and cancelled 80,000 common shares for $20,000.

Note 6 Capital Stock - (cont'd)

After the Share Exchange with Bulldog Nevada and Bulldog BC

In connection with the Share Exchange Agreement in November 2003 (Note 3), the Company completed a private placement and issued 520,000 units to one investor at a price of $1.00 per unit. $25,000 was received during the year ended August 31, 2003 (Note 5). Each unit was comprised of one common share and one share purchase warrant which entitles the holder to purchase an additional common share for $1.00 up to November 2005. All warrants are still outstanding and exercisable at February 29, 2004.

In December 2003 and January 2004, the Company issued 600,000 non-forfeitable, fully vested common shares to settle $150,000 of accounts payable. A loss of $954,000 was recognized in respect of the settlement of accounts payable based upon the quoted market price of the Company's common stock on the respective agreement dates. Such amounts have been recognized in the Company's consolidated statements of operations for the three and six month periods ended February 29, 2004.

In December 2003 and January 2004, the Company issued 35,500 non-forfeitable, fully vested shares of common stock to directors of the Company pursuant to an employment and director agreements (Note 4). The value attributable to the common stock was $53,250 based on the quoted market price of the Company's common stock on the issuance dates.

Note 7 Contingent Liabilities

An action has been commenced against the Company for damages and breach of contract. Management is of the opinion that the claim is without merit and intends to vigorously defend the allegations. The Company is counterclaiming for the cancellation and return to treasury of 200,000 common shares for breach of contract.

A demand has been made against the Company for 19,500 shares of the Company's common stock and distribution rights of the Company's products in Japan and Korea. Management is attempting to negotiate a settlement of the claim.

A demand letter was received by a former employee of the Company claiming CDN$4,000 and 25,000 shares of common stock.

An action has been commenced against the Company pursuant to a contract that it entered into with a company claiming a finder's fee of $5,800 and 979,150 common shares. Management believes that there is no substantive merit to the claim.

The outcome of the above matters is indeterminable. Any settlement resulting from resolution of these contingencies will be accounted for in the period of settlement.

Note 8 Subsequent Events

(a) The Company has received share subscriptions in respect of a private placement for gross proceeds of $4,994,125. Under terms of the private placement, the Company will issue 2,219,611 shares of common stock, 554,903 share purchase warrants exercisable at $3.50 per share for a period of five years and 1,109,806 share purchase warrants exercisable at $2.25 per share until the earlier of fourteen months after April 13, 2004 or eight months after a registration statement is declared effective. As part of the private placement, the Company has agreed to pay a finder's fee of 6% of the gross proceeds plus any monies received on the exercise of these warrants.

(b) In March 2004, the Board of Directors approved the Company's 2004 Stock Option Plan ("the 2004 Plan"). The 2004 Plan provides for the granting of stock options to key employees, directors and consultants to purchase up to 5,000,000 common shares of the Company. Under the 2004 Plan, the granting of incentive and non-qualified stock options, exercise prices and terms are determined by the Board of Directors. For incentive options, the exercise price shall not be less than the fair market value of the Company's common stock on the grant date. (In the case of options issued to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's stock on the date of grant, the option price must not be less than 110% of the fair market value of common stock on the grant date.). Options granted are not to exceed terms beyond ten years (5 years in the case of an incentive stock option granted to a holder of 10 percent of the Company's common stock). Unless otherwise specified by the Board of Directors, stock-options shall vest at the rate of 25% per year starting one year following the granting of options. No stock options have yet been granted under the 2004 Plan.

Note 9 New Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 ("FIN No. 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." FIN No. 46 was effective for all variable interest entities ("VIEs") created or acquired after January 31, 2003. The primary objectives of FIN No. 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights and how to determine when and which business enterprises should consolidate the VIE. This new model for consolidation applies to an entity for which either: (1) the equity investors do not have a controlling financial interest; or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN No. 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. As amended in December 2003, the effective dates of FIN No. 46 for public entities that are small business issuers, as defined ("SBIs"), are as follows: (a) For interests in special-purpose entities: periods ended after December 15, 2003; and (b) For all other VIEs: periods ending after December 15, 2004. The December 2003 amendment of FIN No. 46 also includes transition provisions that govern how an SBI which previously adopted the pronouncement (as it was originally issued) must account for consolidated VIEs.

Note 9 New Accounting Pronouncements - (cont'd)

The implementation of this new standard is not expected to have a material effect on the Company's consolidated financial statements.

On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of this new standard did not have a material effect on the Company's consolidated financial statements.

BULLDOG TECHNOLOGIES INC.

A Nevada Corporation

(A Development Stage Company)

REPORT AND FINANCIAL STATEMENTS

August 31, 2003 and 2002

(Stated in U.S. Dollars)

Terry Amisano Ltd.	Amisano Hanson
Kevin Hanson, CA	Chartered Accountants

INDEPENDENT AUDITORS' REPORT

To the Stockholders,
Bulldog Technologies Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Bulldog Technologies Inc., (A Development Stage Company) as of August 31, 2003 and 2002 and the related statements of operations, cash flows and stockholders' equity for each of the years in the three year period ended August 31, 2003 and for the period from inception, January 18, 2000, to August 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Bulldog Technologies Inc., (A Development Stage Company) as of August 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended August 31, 2003 and for the period from inception, January 18, 2000 to August 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada October 7, 2003	"AMISANO HANSON" Chartered Accountants

750 West Pender Street, Suite 604 Vancouver Canada V6C 2T7	Telephone: 604-689-0188 Facsimile: 604-689-9773 E-MAIL: amishan@telus.net

BULLDOG TECHNOLOGIES INC.

A Nevada Corporation

(A Development Stage Company)
BALANCE SHEETS
August 31, 2003 and 2002
(Stated in U.S. Dollars)

ASSETS	2003	2002

Current
Cash	$67	$-
Prepaid expense	-	24,000

	67	24,000

Advances to affiliated company - Note 3	1,122,197	1,052,504

	$1,122,264	$1,076,504

LIABILITIES
Current
Bank indebtedness	$-	$20
Accounts payable and accrued liabilities - Note 6	155,260	60

	155,260	80

STOCKHOLDERS' EQUITY
Capital Stock
Preferred stock, $0.001 par value
5,000,000 authorized, none outstanding
Common stock, $0.001 par value
20,000,000 authorized
8,322,500 outstanding (2002: 8,121,500 outstanding) - Note 6	8,323	8,122
Additional paid-in capital	1,247,090	1,199,668
Deficit accumulated during the development stage	(288,409)	(131,366)

	967,004	1,076,424

	$1,122,264	$1,076,504

Nature and Continuance of Operations - Note 1

Subsequent Events and Commitments - Note 6

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

A Nevada Corporation

(A Development Stage Company)
STATEMENTS OF OPERATIONS
for the years ended August 31, 2003, 2002 and 2001
and the period from January 18, 2000 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

	2003	2002	2001	Cumulative from January 18, 2000 (Date of Inception) to August 31, 2003

General and Administrative Expenses
Accounting and audit fees	$5,000	$-	$13,000	$19,400
Advertising and promotion	1,000	24,745	7,500	35,122
Consulting fees	150,200	2,994	8,961	187,545
Interest and bank charges	203	203	112	595
Legal fees	-	2,038	-	32,664
Office and general expenses	-	2,048	10,908	14,604
Rent	640	320	451	1,411

Loss before the following:	(157,043)	(32,248)	(40,932)	(291,341)
Interest income	-	-	1,133	2,932

Net loss for the period	$(157,043)	$(32,348)	$(39,799)	$(288,409)

Basic loss per share	$(0.02)	$(0.01)	$(0.01)

Weighted average number of common shares
outstanding	8,222,000	7,952,900	7,716,514

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

A Nevada Corporation

(A Development Stage Company)
STATEMENTS OF CASH FLOWS
for years ended August 31, 2003, 2002 and 2001
and the period from January 18, 2000 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

	2003	2002	2001	Cumulative from January 18,2000 (Date of Inception to August 31, 2003

Cash flows used in operating activities:
Net loss	$(157,043)	$(32,348)	$(39,799)	$(288,409)
Changes in non-cash items:
Accounts payable	155,200	-	-	155,260
Advances to affiliated company	(43,820)	(37,279)	(198,521)	(820,894)

Net cash used in operating activities	(45,663)	(69,627)	(238,320)	(954,043)

Cash flows from financing activities
Proceeds from issuance of common stock	45,750	68,600	218,998	954,110
Bank indebtedness	(20)	20	-	-

Net cash provided by financing activities	45,730	68,620	218,998	954,110

Net increase (decrease) in cash	67	(1,007)	(19,322)	67

Cash , beginning of period	-	1,007	20,329	-

Cash, end of period	$67	$-	$1,007	$67

Supplemental disclosure of cash flow
information:
Cash paid for:
Interest	$-	$-	$-	$-

Income taxes	$-	$-	$-	$-

Non-Cash Transactions - Note 5

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

A Nevada Corporation

(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY
for the period from January 18, 2000 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
		Shares	Par Value

Balance, January 18, 2000		-	$-	$-	$-	$-
Issuances of stock for cash	- at $0.001	7,035,000	7,035	-	-	7,035
	- at $1.00	613,727	614	613,113	-	613,727
Net loss		-	-	-	(59,219)	(59,219)

Balance, August 31, 2000		7,648,727	7,649	613,113	(59,219)	561,543
Issuance of stock for cash	- at $0.0007	150,000	150	(50)	-	100
	- at $0.001	75,000	75	-	-	75
	- at $0.01	20,000	20	180	-	200
	- at $0.24	95,833	96	22,904	-	23,000
	- at $0.50	80,000	80	39,920	-	40,000
	- at $1.00	155,623	156	155,467	-	155,623
Issuance of stock for services
rendered	- at $0.01	60,000	60	540		600
	- at $0.50	30,000	30	14,970	-	15,000
	- at $1.00	214,830	215	214,615	-	214,830
Cancelled		(861,000)	(861)	861	-	-
Commissions		91,120	91	91,029	-	91,120
Less: issue costs		-	-	(91,120)	-	(91,120)
Net loss		-	-	-	(39,799)	(39,799)

Balance, August 31, 2001		7,760,133	7,761	1,062,429	(99,018)	971,172

.../Cont'd.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC. - Continued

A Nevada Corporation

(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY
for the period from January 18, 2000 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
		Shares	Par Value

Balance, August 31, 2001
(carried forward)		7,760,133	7,761	1,062,429	(99,018)	971,172
Commissions		1,500	2	1,498	-	1,500
Less: issue costs		-	-	(1,500)	-	(1,500)
Issuance of stock for cash	- at $0.24	104,167	104	24,896	-	25,000
	- at $0.50	87,200	87	43,513	-	43,600
Issuance of stock for services	- at $0.25	100,000	100	24,900	-	25,000
	- at $0.50	49,000	49	24,451	-	24,500
	- at $1.00	19,500	19	19,481	-	19,500
Net loss		-	-	-	(32,348)	(32,348)

Balance, August 31, 2002		8,121,500	8,122	1,199,668	(131,366)	1,076,424
Issuance of stock for cash	- at $0.25	183,000	183	45,567	-	45,750
Issuance of stock for services	- at $0.15	6,000	6	867	-	873
	- at $0.25	4,000	4	996	-	1,000
Commissions		8,000	8	1,992	-	2,000
Less: issue costs		-	-	(2,000)	-	(2,000)
Net loss		-	-	-	(157,043)	(157,043)

Balance, August 31, 2003		8,322,500	$8,323	$1,247,090	$(288,409)	$967,004

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

A Nevada Corporation

(A Development Stage Company)
NOTE TO THE FINANCIAL STATEMENTS
August 31, 2003 and 2002
(Stated in U.S. Dollars)

Note 1 Nature and Continuance of Operations

The Company is in the development stage and is devoting its efforts to developing security systems for freight containers through an affiliated company.

These financial statements have been prepared on a going concern basis. The Company has accumulated a deficit of $288,409 since inception and at August 31, 2003 has a working capital deficiency of $155,193. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. The Company has historically satisfied its capital needs primarily by issuing equity securities. Management plans to continue to provide for its capital needs during the year ended August 31, 2004 by issuing equity securities. These financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company was incorporated under the laws of the State of Nevada, USA on January 18, 2000.

Note 2 Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results could differ from those estimates.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Development Stage Company

The Company is a development stage company as defined in Statement of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

Note 2 Summary of Significant Accounting Policies - (cont'd)

Income Taxes

The Company follows Statement of Financial Accounting Standard, No. 109, "Accounting for Income Taxes" ("FAS 109") which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assts and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic Loss Per Share

The Company reports basic loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the years. Diluted loss per share has not been provided as it would be antidilutive.

Fair Value of Financial Instruments

The carrying value of cash, bank indebtedness and accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments. The advances to affiliated company also approximate fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Stock-based Compensation

The Company has elected to account for stock-based compensation following APB No. 25, "Accounting for Stock Issued to Employees", and provide the disclosures required under SFAS No. 123, "Accounting for Stock-based Compensation".

Note 3 Advances to Affiliated Company

At August 31, 2003 and 2002, advances to affiliated company are comprised of expenses for operating costs paid by the Company on behalf of a company with a common director. The Company will not request repayment of this amount within the next fiscal year. Consequently, this amount has been classified as a non-current asset in the financial statements. These amounts are non-interest bearing, unsecured and have no specific terms for repayment.

Note 4 Income Taxes and Deferred Tax Assets

At August 31, 2003, the Company has net operating loss carryforwards which expire commencing in 2020 totalling approximately $290,000. The potential tax benefits of these losses have not been recorded in the financial statements.

The following table summarizes the significant components of the Company's deferred tax assets:

Total

Deferred Tax Assets
Loss carryforwards	$101,000

Gross deferred tax assets	$101,000
Valuation allowance for deferred tax assets	(101,000)

$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards which is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 5 Non-Cash Transactions

Investing and financing activities that do not have a direct impact on cash flows are excluded from the statement of cash flows. The Company issued common shares for services provided to the Company and its affiliated company during the following years:

Year Ended August 31	Number of Common Shares	Average Price Per Share	$

2001	60,000	$0.01	600
2001	30,000	$0.50	15,000
2001	305,950	$1.00	305,950
2002	100,000	$0.25	25,000
2002	49,000	$0.50	24,500
2002	21,000	$1.00	21,000
2003	6,000	$0.15	873
2003	12,000	$0.25	3,000

	583,950		395,923

These amounts have been excluded from the statements of cash flows.

Note 6 Subsequent Events and Commitments

Subsequent to August 31, 2003:

i) the Company has entered into an agreement to settle accounts payable of an affiliated company totaling $50,000 by issuing 200,000 common shares at $0.25 per share;

ii) the Company has purchased 80,000 common shares of the Company from a stockholder for $20,000 and returned the shares to treasury;

iii) the Company has issued 191,000 common shares to settle accounts payable of an affiliated company totaling $52,250;

iv) the Company has issued 448,000 common shares for cash totaling $112,000; and

v) an affiliated company is claiming in a lawsuit that 200,000 common shares of the Company be cancelled and returned to treasury as a result of non-performance of work for which the shares were issued.

BULLDOG TECHNOLOGIES INC.

A British Columbia Company

(A Development Stage Company)

REPORT AND FINANCIAL STATEMENTS

August 31, 2003 and 2002

(Stated in U.S. Dollars)

Terry Amisano Ltd.	Amisano Hanson
Kevin Hanson, CA	Chartered Accountants

INDEPENDENT AUDITORS' REPORT

To the Stockholders,
Bulldog Technologies Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Bulldog Technologies Inc., (A Development Stage Company) as of August 31, 2003 and 2002 and the related statements of operations, stockholders' deficiency and cash flows for each of the years in the three year period ended August 31, 2003 and for the period from inception, September 23, 1998, to August 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Bulldog Technologies Inc., as of August 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three year period ended August 31, 2003 and for the period from inception, September 23, 1998 to August 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada October 7, 2003	"AMISANO HANSON" Chartered Accountants

750 West Pender Street, Suite 604 Vancouver Canada V6C 2T7	Telephone: 604-689-0188 Facsimile: 604-689-9773 E-MAIL: amishan@telus.net

BULLDOG TECHNOLOGIES INC.

A British Columbia Company

(A Development Stage Company)
BALANCE SHEETS
August 31, 2003 and 2002
(Stated in U.S. Dollars)

ASSETS	2003	2002

Current
Cash	$24,653	$-
Amounts receivable	1,854	67
Tax credit receivable - Note 3	20,706	141,013
Inventory	22,110	22,334
Prepaid expense	1,791	1,592

	71,114	165,006

Capital assets - Note 4	13,768	16,355

	$84,882	$181,361

LIABILITIES
Current
Bank indebtedness	$-	$10,063
Accounts payable - Note 5	79,253	6,860
Loans payable - Note 6	113,142	56,948

	192,395	73,871
Advances from affiliated company - Note 5	1,122,197	1,052,504

	1,314,592	1,126,375

STOCKHOLDERS' DEFICIENCY
Capital Stock
Common stock, with no par value
5,000,000 authorized
710,000 outstanding (2002: 710,000 outstanding)	175,141	175,141
Cumulative translation adjustment	(99,863)	29,036
Deficit accumulated during the development stage	(1,304,988)	(1,149,191)

	(1,229,710)	(945,014)

	$84,882	$181,361

Nature and Continuance of Operations - Note 1

Commitment - Note 9

Contingencies - Note 10

APPROVED BY THE BOARD:

"John Cockburn" Director

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

A British Columbia Company

(A Development Stage Company)
STATEMENTS OF OPERATIONS
for the years ended August 31, 2003, 2002 and 2001
and the period from September 23, 1998 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

	2003	2002	2001	Cumulative from September 23, 1998 (Date of Inception) to August 31, 2003

General and Administrative Expenses
Accounting and audit fees - Note 5	$13,493	$9,123	$22,063	$54,284
Advertising and promotion	2,059	9,214	16,729	52,812
Amortization	4,501	6,619	4,652	23,154
Automobile expense	8,350	1,746	11,119	45,666
Consulting fees - Note 5	75,164	2,814	9,142	172,440
Equipment rental	2,722	2,298	2,106	8,163
Interest and bank charges	14,915	10,262	2,988	28,798
Legal fees	6,747	6,412	7,584	38,120
Management fees - Note 5	72,979	43,805	34,187	150,971
Office and general expenses	14,590	7,808	29,995	83,300
Rent - Note 5	25,986	14,110	17,957	88,543
Telephone expense	3,397	3,239	5,366	17,591
Travel	2,670	6,658	8,577	24,419
Wages - Note 5	18,476	13,725	86,939	291,420

Loss before the following:	(266,049)	(137,833)	(259,404)	(1,079,681)
Research and development - Notes 3 and 5	(16,588)	(14,589)	(102,803)	(302,491)
Loss on disposal of assets	-	-	-	(2,095)
Foreign exchange gain (loss)	126,840	(25,150)	(22,411)	79,279

Net loss for the period	$(155,797)	$(177,572)	$(384,618)	$(1,304,988)

Basic loss per share	$(0.22)	$(0.25)	$(0.54)

Weighted average number of common shares
outstanding	710,000	710,000	710,000

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

A British Columbia Company

(A Development Stage Company)
STATEMENTS OF CASH FLOWS
for years ended August 31, 2003, 2002 and 2001
and the period from September 23, 1998 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

	2003	2002	2001	Cumulative from September 23, 1998 (Date of Inception to August 31, 2003

Cash flows used in operating activities:
Net loss	$(155,797)	$(177,572)	$(384,618)	$(1,323,235)
Adjustments to reconcile net loss to net cash
used in operations:
Amortization	4,501	6,619	4,652	23,154
Expenses paid by affiliate	25,873	49,884	231,856	301,303
Issue of stock pursuant to:
Consulting fees	-	-	-	25,929
Management fees	50,000	-	-	50,000
Changes in non-cash items:
Amounts receivable	(1,787)	1,681	21,458	(1,854)
Tax credit receivable	122,606	19,459	(106,568)	(22,110)
Inventory	224	115	1,213	(1,791)
Prepaid expenses	(199)	8	86	-
Accounts payable	21,778	23,431	(21,766)	29,253
Advances from affiliated company	43,820	37,279	198,521	820,894

Net cash provided by (used in) operating
activities	111,019	(39,096)	(55,166)	(98,457)

Cash flow used in investing activity
Acquisition of capital assets	(1,915)	-	(2,985)	(37,949)

Net cash used in investing activity	(1,915)	-	(2,985)	(37,949)

Cash flows from financing activities:
Bank indebtedness	(10,063)	10,063	-	-
Loans payable	56,194	24,706	32,241	113,142
Contributed capital	-	-	-	149,199

Net cash provided by financing activities	46,131	34,769	32,241	262,341

Effect of foreign exchange rate changes on cash	(130,582)	2,462	25,970	(101,282)

.../Cont'd.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC. - Continued

A British Columbia Company

(A Development Stage Company)
STATEMENTS OF CASH FLOWS
for years ended August 31, 2003, 2002 and 2001
and the period from September 23, 1998 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

	2003	2002	2001	Cumulative from September 28, 1998 (Date of Incep- tion) to August 31, 2003

Net increase (decrease) in cash	24,653	(1,865)	60	24,653

Cash, beginning of period	-	1,865	1,805	-

Cash, end of period	$24,653	$-	$1,865	$24,653

Supplemental disclosure of cash flow
information:
Cash paid for:
Interest	$4,433	$4,962	$2,988	$13,016

Income taxes	$-	$-	$-	$-

Non-Cash Transactions - Note 8

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

A British Columbia Company

(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' DEFICIENCY
for the period from September 23, 1998 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

		Common Stock		Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Total
		Shares	Paid-in Capital

Balance, September 23, 1998		-	$-	$-	$-	$-
Issuances of stock for cash	- $0.34	20,000	6,703	-	-	6,703
	- $0.67	125,000	83,788	-	-	83,788
	- $1.34	22,500	30,163	-	-	30,163
Issuances of stock for services rendered	- at $0.0007	465,000	327	-	-	327
	- at $2.01	8,000	16,087	-	-	16,087
Foreign exchange translation adjustment		-	-	(12)	-	(12)
Net loss		-	-		(114,968)	(114,968)

Balance, August 31, 1999		640,500	137,068	(12)	(114,968)	22,088
Issuance of stock for cash	- at $0.68	25,000	16,990	-	-	16,990
	- at $1.02	8,000	8,155	-	-	8,155
	- at $1.36	2,500	3,400	-	-	3,400
Issuance of stock for services rendered	- at $0.0007	20,000	14	-	-	14
	- at $0.68	14,000	9,514	-	-	9,514
Foreign exchange translation adjustment		-	-	289	-	289
Net loss		-	-	-	(472,033)	(472,033)

Balance, August 31, 2000		710,000	175,141	277	(587,001)	(411,583)

.../Cont'd.

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC. - Continued

A British Columbia Company

(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' DEFICIENCY
for the period from September 23, 1998 (Date of Inception) to August 31, 2003
(Stated in U.S. Dollars)

	Common Stock		Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Total
	Shares	Paid-in Capital

Balance, August 31, 2000 (carried forward)	710,000	175,141	277	(587,001)	(411,583)
Foreign exchange translation adjustment	-	-	26,357	-	26,357
Net loss	-	-	-	(384,618)	(384,618)

Balance, August 31, 2001	710,000	175,141	26,634	(971,619)	(769,844)
Foreign exchange translation adjustment	-	-	2,402	-	2,402
Net loss	-	-	-	(177,572)	(177,572)

Balance, August 31, 2002	710,000	175,141	29,036	(1,149,191)	(945,014)
Foreign exchange translation adjustment	-	-	(128,899)	-	(128,899)
Net loss	-	-	-	(155,797)	(155,797)

Balance, August 31, 2003	710,000	$175,141	$(99,863)	$(1,304,988)	$(1,229,710)

SEE ACCOMPANYING NOTES

BULLDOG TECHNOLOGIES INC.

A British Columbia Company

(A Development Stage Company)
NOTE TO THE FINANCIAL STATEMENTS
August 31, 2003 and 2002
(Stated in U.S. Dollars)

Note 1 Nature and Continuance of Operations

The Company is in the development stage and is devoting its efforts to developing security systems for freight containers.

These financial statements have been prepared on a going concern basis. The Company has accumulated a deficit of $1,304,988 since inception and at August 31, 2003 has a working capital deficiency of $121,281. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. The Company has historically satisfied its capital needs primarily by issuing equity securities. Management plans to continue to provide for its capital needs during the year ended August 31, 2004 by issuing equity securities. These financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company was incorporated under the laws of the Province of British Columbia, Canada on September 23, 1998.

Note 2 Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results could differ from those estimates.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Development Stage Company

The Company is a development stage company as defined in Statement of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

Inventory

Inventory consists of materials and is valued at the lower of cost or market determined by the first-in first-out method by management.

Note 2 Summary of Significant Accounting Policies - (cont'd)

Capital Assets and Amortization

Capital assets are recorded at cost. Amortization has been calculated using the following annual rates and methods:

Computer equipment	30% declining balance
Office furniture	20% declining balance
Leasehold improvements	6 year straight-line

Income Taxes

The Company follows Statement of Financial Accounting Standard, No. 109, "Accounting for Income Taxes" ("FAS 109") which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assts and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic Loss Per Share

The Company reports basic loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the years. Diluted loss per share has not been provided as it would be antidilutive.

Foreign Currency Translation

The Company translates amounts into the functional currency, Canadian dollars, and the reporting currency, United States dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". At each balance sheet date, recorded balances that are denominated in a currency other than U.S. dollars are adjusted to reflect the current exchange rate which may give rise to a cumulative translation adjustment.

Monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the end of the year. Non-monetary assets and liabilities are translated at the exchange rate prevailing when the assets were acquired or the liabilities assumed. Revenues and expenses are translated at the rate approximating the rate of exchange on the transaction date. All exchange gains and losses are included in the determination of net income (loss) for the year.

Note 2 Summary of Significant Accounting Policies - (cont'd)

Fair Value of Financial Instruments

The carrying value of cash, amounts receivable, bank indebtedness, accounts payable and loans payable approximates fair value because of the short maturity of these instruments. The advances from affiliated company also approximates fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Stock-based Compensation

The Company has elected to account for stock-based compensation following APB No. 25, "Accounting for Stock Issued to Employees", and provide the disclosures required under SFAS No. 123, "Accounting for Stock-based Compensation".

Research and Development

The Company expenses all research and development costs as they are incurred. Refundable scientific research investment tax credits are accrued at the time the related costs are incurred provided that their recovery is reasonably assured. Tax credits arising from capital expenditures are applied to the cost of the assets and tax credits arising from other expenditures are applied as a reduction of such expenses. Where recovery is not reasonably assured they will be recorded or accrued only when assurance of reasonable recovery is determined. Amounts to be recovered from scientific research tax credits may be adjusted based upon assessment by Canada Customs and Revenue Agency.

Note 3 Tax Credit Receivable

The Company applied to Canada Customs and Revenue Agency ("CCRA") for a total of $194,040 in refundable scientific research and development investment tax credits on qualifying expenditures incurred from September 23, 1998 (Date of Inception) to August 31, 2002. These tax credits have been refunded to the Company by CCRA. Management has estimated that the Company is entitled to $17,500 in refundable credits for qualifying expenditures incurred during the year ended August 31, 2003. Determination of the actual amount is subject to review and assessment by CCRA and may be different than the amount estimated by management. Accordingly, management has not accrued the estimates of the investment tax credits for the year ending August 31, 2003.

Note 3 Tax Credit Receivable - (cont'd)

The total investment tax credits applied as a reduction of research and development expenses during the periods are as follows:

	Years ended August 31,			Cumulative from September 23, 1998 (Date of Inception) to, August 31
	2003	2002	2001	2003

Applied to research and development
expenses incurred	$-	$20,706	$122,606	$194,040

Note 4 Capital Assets

		2003		2002

	Cost	Accumulated Amortization	Net	Net

Computer equipment	$11,655	$8,077	$3,578	$4,248
Office furniture	15,710	8,722	6,988	7,692
Leasehold improvements	10,584	7,382	3,202	4,415

	$37,949	$24,181	$13,768	$16,355

Note 5 Related Party Transactions - Note 5

The Company was charged the following expenses by a director of the Company, by companies with common directors or by a spouse of a director of the Company:

	2003	2002	2001	2003

Accounting fees	$-	$-	$20,038	$20,038
Consulting fees	-	-	-	29,917
Management fees	72,979	43,805	34,187	150,971
Rent	-	-	-	3,620
Research and development	-	-	34,466	34,466
Wages	18,476	13,725	26,747	201,767

	$91,455	$57,530	$115,438	$445,663

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties.

At August 31, 2003, accounts payable includes $50,000 (2002:  $Nil) due to a director of the Company in respect to unpaid management fees.

At August 31, 2003 and 2002, advances from affiliated company are comprised of expenses for operating costs paid on behalf of the Company by a company with a common director. The affiliated company has indicated it will not request repayment of this amount within the next fiscal year. Consequently, this amount has been classified as a non-current liability in the financial statements. These amounts are non-interest bearing, unsecured and have no specific terms for repayment.

Note 6 Loans payable

	2003	2002

i) Loan payable on demand bearing interest at 5% per annum, secured by a general security agreement over the assets of the Company and a guarantee by a company with a common director.	$25,000	$-

ii) Loan payable on demand including accrued interest of $6,495 (2002: $3,400). The loan is unsecured and bears interest at 12% per annum.	24,536	22,645

iii) Loans payable on demand, unsecured and non-interest bearing.	63,606	34,303

	$113,142	$56,948

Note 7 Income Taxes and Deferred Tax Assets

At August 31, 2003, the Company has net operating loss carryforwards against future taxable income which expire commencing in 2006 totalling approximately $1,364,000. The Company also has Scientific Research and Experimental Development (SRED) Expenditures of approximately $400,000 which are available indefinitely for future deduction against taxable income. The potential tax benefits of these losses have not been recorded in the financial statements.

The following table summarizes the significant components of the Company's deferred tax assets:

Total

Deferred Tax Assets
Loss carryforwards	$546,000
SRED expenditures	160,000

$706,000

Gross deferred tax assets	$706,000
Valuation allowance for deferred tax assets	(706,000)

$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards which is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Note 8 Non-Cash Transactions

Investing and financing activities that do not have a direct impact on cash flows are excluded from the statement of cash flows. The Company issued common shares for services provided to the Company during the following years:

Year Ended August 31	Number of Common Shares	Average Price Per Share	$

1999	465,000	$0.0007	327
1999	8,000	$2.01	16,087
2000	20,000	$0.0007	14
2000	14,000	$0.68	9,514

	507,000		25,942

These amounts have been excluded from the statements of cash flows.

Note 9 Commitment

Under the terms of an operating lease on the premises, the company is committed to make future annual rental payments of $12,629 for the year ended August 31, 2004.

Note 10 Contingencies

An action has been commenced against the Company for damages and breach of contract. Management is of the opinion that the claim is without foundation and merit and intends to vigorously defend the allegations. The amount of the Company's liability, if any, should it be unsuccessful in such defence, is not determinable. The Company is counterclaiming for the cancellation and return to treasury of 200,000 common shares of an affiliated company for breach of contract. Any settlement resulting from resolution of this contingency will be accounted for in the period of settlement.

Another action has been commenced against the Company for 19,500 common shares of the Company and distribution rights of the Company's products in Japan and Korea. Management is attempting to negotiate a settlement of the claim. Any settlement resulting from resolution of this contingency will be accounted for in the period of settlement.

Note 11 Subsequent Events

Subsequent to August 31, 2003:

i) an affiliated company has entered into an agreement to settle accounts payable of the Company totaling $50,000 by issuing 200,000 common shares of the affiliated company for at $0.25 per share; and

ii) an affiliated company has issued 191,000 common shares to settle accounts payable of the Company totaling $52,250.

 Unaudited Pro Forma Consolidated Financial Information

The Unaudited Pro-Forma Consolidated Financial Information reflects financial information which gives pro-forma effect to the acquisition of common shares of Bulldog Technologies (BC) Inc. ("Bulldog BC") and the acquisition of all the outstanding common shares of Bulldog Technologies, Inc. ("Bulldog Nevada"), companies under common control, in exchange for the shares of common stock of Northward Ventures, Inc. ("Northward"), a public shell company on a one-for-one basis had it occurred on September 1, 2002. For accounting purposes, such is accounted for as a reverse acquisition whereby Bulldog BC and Bulldog Nevada are collectively the accounting acquirer.

The Pro-Forma Consolidated Statements of Operations included herein reflect the acquisition of Northward (which closed on November 10, 2003) as a recapitalization of Bulldog BC and Bulldog Nevada as the former stockholders of Bulldog BC and Bulldog Nevada controlled the voting common shares of Northward immediately after the acquisition and the continuing business is that of Bulldog BC and Bulldog Nevada. Such financial information has been prepared from, and should be read in conjunction with, the historical financial statements and notes thereto included elsewhere in this SB-2 Registration Statement.

The Pro-Forma Consolidated Statements of Operations give effect to the transaction as if it had occurred at the beginning of the earliest period presented, combining the results of Bulldog BC, Bulldog Nevada and Northward for the year ended August 31, 2003 and for the six-month period ended February 29, 2004.

The Pro-Forma Consolidated Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transaction had been consummated at the beginning of the period presented; nor does it purport to present the results of operations for future periods.

BULLDOG TECHNOLOGIES INC.
(formerly Northward Ventures, Inc.)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
for the six months ended February 29, 2004
(Unaudited - Stated in US Dollars)

	Bulldog Consolidated	Northward(1)	Pro forma Consolidated Balance(2)

Expenses
General and administrative
Advertising and promotion	$7,452	$ -	$7,452
Consulting fees	44,250	-	44,250
Depreciation	3,327	-	3,327
Office and general	43,598	15,076	58,674
Professional fees	92,163	-	92,163
Rent	12,347	-	12,347
Salaries and wages	726,697	-	726,697
Travel	9,599	-	9,599
Research and development	201,915		201,915

Loss from operations	(1,141,348)	(15,076)	(1,156,424)

Other expenses
Interest expense	(6,107)	-	(6,107)
Loss on settlement of accounts payable	(954,000)	-	(954,000)

Net loss for the period	$(2,101,455)	$(15,076)	$(2,116,531)

Basic and diluted loss per share	$(0.13)		$(0.11)

Weighted average shares outstanding	15,764,910		19,761,675

(1) To reflect operations of Northward, a public shell company, for the period from September 1, 2003 to November 10, 2003 (the acquisition date). Because the transaction was accounted for as a recapitalization there was neither goodwill recognized nor any adjustments to the book value of the net assets of Northward which would also affect the pro-forma statements of operations.

(2) Immediately prior to its acquisition by Bulldog BC and Bulldog Nevada, Northward completed a 4.34:1 split of its common stock and concurrently two stockholders of the Company surrendered 8,680,000 common shares to Northward for cancellation. As a result of the cancellation of shares and stock split, Northward's number of shares outstanding immediately before the acquisition was 9,591,400 shares. The pro-forma weighted average shares outstanding considers the effect of these transactions and assumes that recapitalization occurred as at September 1, 2003.

BULLDOG TECHNOLOGIES INC.
(formerly Northward Ventures, Inc.)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
for the year ended August 31, 2003
(Unaudited - Stated in US Dollars)

	Bulldog Nevada	Bulldog BC	Northward	Adjustments	Pro Forma Consolidated Balance (1)
General and Administrative Expenses

Advertising and promotion	1,000	2,059	-	-	3,059
Consulting fees	-	75,164	5,850	-	81,014
Depreciation	-	4,501	-	-	4,501
Mineral property exploration expenditures	-	-	8,000	-	8,000
Office and general expenses	150,403	35,624	4,164	-	190,191
Professional fees	5,000	20,240	21,898	-	47,138
Rent	640	25,986	-	-	26,626
Research and development	-	16,588	-	-	16,588
Salaries and wages	-	91,455	-	-	91,455
Travel	-	11,020	-	-	11,020

Loss before foreign exchange gain	(157,043)	(282,637)	(39,912)	-	(479,592)

Foreign exchange gain	-	126,840	-		126,840

Net loss for the year	$(157,043)	$(155,797)	$(39,912)	$ -	$(352,752)

Pro forma loss per share	$(0.02)	$(0.22)			$(0.02)

Weighted average number of shares	8,222,000	710,000		9,591,400	(1) 18,523,400

(1) Immediately prior to its acquisition by Bulldog BC and Bulldog Nevada, Northward completed a 4.34:1 split of its common stock and concurrently two stockholders of the Company surrendered 8,680,000 common shares to Northward for cancellation. As a result of the cancellation of shares and stock split, Northward's number of shares outstanding immediately before the acquisition was 9,591,400 shares. The pro-forma weighted average shares outstanding considers the effect of these transactions and assumes that recapitalization occurred as at September 1, 2003.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Bulldog Technologies, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Bulldog Technologies Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.